Exhibit 4.37

Execution Version

eQUITY pURCHASE aGREEMENT

BY AND AMONG

MDxHealth SA,

EXOSOME DIAGNOSTICS, INC.

AND

BIO-TECHNE CORPORATION

Dated as of August 5, 2025

i

Table of Contents

(continued)

Page
4.19	Insurance	46
4.20	Certain Business Relationships	46
4.21	Permits	46
4.22	Anti-Bribery and Anti-Corruption	46
4.23	Disclaimer of Other Representations and Warranties	47

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		47

5.1	Organization and Good Standing	47
5.2	Authority	47
5.3	Non-contravention.	47
5.4	Brokers’ Fees	48
5.5	Capitalization; Financing	48
5.6	SEC Filings; Financial Statements; Undisclosed Liabilities	48
5.7	Investment Intent	49
5.8	Disclaimer of Other Representations and Warranties; Limited Representations	49

Article VI RE-CLOSING COVENANTS		50

6.1	General	50
6.2	Notices and Consents	50
6.3	Employee Benefit Plan Transition; Cooperation	50
6.4	Operation of Business Prior to Closing	51
6.5	Notice of Developments	55
6.6	Access	56
6.7	Exclusivity	56

Article VII CONDITIONS TO OBLIGATION TO CLOSE		57

7.1	Conditions to Obligations of Each Party Under This Agreement	57
7.2	Additional Conditions to Obligations of Buyer	57
7.3	Additional Conditions to Obligation of the Company and Seller	60

Article VIII INDEMNIFICATION		61

8.1	Indemnification by Seller	61
8.2	Indemnification by Buyer	61
8.3	Survival	62
8.4	Certain Limitations	62
8.5	Procedure for Indemnification	63
8.6	Effect of Insurance	64
8.7	Mitigation of Damages	64
8.8	Effect of Investigation	64
8.9	Exclusive Remedy	64

Article IX OTHER COVENANTS		65

9.1	General	65

ii

Table of Contents

(continued)

Page
9.2	Directors’ and Officers’ Indemnification.	65
9.3	Tax Matters	66
9.4	Preservation of Records; Financial Information	67
9.5	Resale Registration Statement	67
9.6	Confidentiality and Publicity.	69
9.7	Selling Restrictions	69

Article X TERMINATION		70

10.1	Termination of Agreement	70
10.2	Effect of Termination	70

Article XI MISCELLANEOUS		71

11.1	Expenses	71
11.2	Remedies	71
11.3	No Third-Party Beneficiaries	71
11.4	Entire Agreement	71
11.5	Succession and Assignment	72
11.6	Counterparts; Electronic Delivery	72
11.7	Headings	72
11.8	Notices	72
11.9	Governing Law; Jurisdiction; Waiver of Jury Trial	73
11.10	Amendments and Waivers	74
11.11	Severability	74
11.12	Disclosure Schedule	74
11.13	Release	74

Exhibits:

Exhibit A – Lease Agreement

Exhibit B – License Agreement

Exhibit C – Transition Services Agreement

Exhibit D – Trigger Events

Exhibit E– Illustrative Working Capital Calculation

Exhibit F – Innovation Platform Side Letter

Exhibit G – Confirmatory IP Assignment

Exhibit H – Contribution Confirmation

Exhibit 8.1(b)(ii) – Health Care Indemnities

Exhibit 8.1(g) – Specific Indemnities

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of August 5, 2025 (the “Effective Date”) by and among MDxHealth SA, a company with limited liability incorporated under the laws of Belgium (“Buyer”), Exosome Diagnostics, Inc., a Delaware corporation and wholly owned subsidiary of Seller (the “Company”), Bio-Techne Corporation, a Minnesota corporation (“Seller”).

RECITALS

A. Seller owns beneficially and of record all of the issued and outstanding Equity Interests of the Company (the “Company Equity Interests”).

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Equity Interests for the Transaction Consideration on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

“Acceptance Notice” has the meaning set forth in Section 8.5(a).

“Accounting Expert” has the meaning set forth in Section 2.5(b).

“Accounts Receivable” has the meaning set forth in Section 4.8(c).

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of the Securities Act.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (a) any acquisition or purchase from the Company, or from Seller, by any Person(s) of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person(s) beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the Ordinary Course), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions, (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (d) any other transaction outside of the Ordinary Course the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group (including any affiliated group within the meaning of Section 1504(a) of the Code) under U.S. federal, state, local or non-U.S. law.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act, U.S. Travel Act, 18 U.S.C. section 201, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts, travel, or entertainment), directly or indirectly, to any Person, including any Government Official.

“Antitrust Laws” has the meaning set forth in Section 6.2.

“Business” means the business of the Company as currently conducted by the Company.

“Business Days” means any day other than a Saturday, Sunday or other day on which banking institutions located in Irvine, California are authorized or obligated by law or executive order to close.

“Business Intellectual Property” means, collectively, all the Company Licensed Intellectual Property and Company Owned Intellectual Property.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.3(c).

“Buyer Indemnified Parties” means each of Buyer, the Company (after Closing) and their respective Affiliates (other than Seller) and, in each case, their respective officers, directors, partners, managers, equityholders, employees, agents, consultants, advisors and other representatives, and each of their respective successors, heirs and permitted assigns.

“Buyer Plans” means (i) the defined contribution retirement plans that are intended to be qualified under Section 401(a) of the Code and (ii) the employee welfare benefit plans as defined under Section 3(1) of ERISA, in each case, sponsored or maintained by Buyer or its Affiliates (including, from and after the Closing, the Company) designated by Buyer to cover Company Employees on and after the Closing Date.

“Buyer SEC Filings” has the meaning set forth in Section 5.6(a).

“Buyer Shares” means the ordinary shares of Buyer with no nominal value.

“Cash” means all unrestricted cash (including cash on hand and cash in bank accounts) and cash equivalents (including marketable securities) of the Company as of the Measurement Time determined in accordance with GAAP; provided, that “Cash” shall be (a) reduced for the amount of all checks, payments and other negotiable instruments previously issued by the Company and uncleared by the applicable financial institution as of the Measurement Time and (b) increased for the amount of all checks, payments and other negotiable instruments received or deposited for the account of the Company and not yet credited to the account of the Company as of the Measurement Time (so long as such payment subsequently clears or such instrument is not subsequently dishonored or rescinded).

“Cash Reserve” means Cash in the amount of $750,000.

“Change in Control Payments” means all bonus, option cashouts, retention severance or other compensatory or payment obligations payable by the Company to any current or former directors, current or former officers, Company Employees or Company Contractors pursuant to an employment agreement, severance plan or any other Contract, plan or arrangement of the Company in effect at or prior to the Closing under which any compensatory rights may be triggered on, after or in connection with a change in control and/or as a result of the Transactions (including both ‘single trigger’ and ‘double trigger’ agreements or arrangements).

“Chosen Court” has the meaning set forth in Section 11.9(b).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Claims Period” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Decrease” has the meaning set forth in Section 2.5(c).

“Closing Adjustment Increase” has the meaning set forth in Section 2.5(d).

“Closing Consideration” has the meaning set forth in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Closing VWAP” means the VWAP for the 5 consecutive trading day period (inclusive) ending on the Business Day immediately preceding the Effective Date.

“CMS” has the meaning set forth in Section 4.15(b).

“COBRA” has the meaning set forth in Section 4.17(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 4.8(a).

“Company Balance Sheet Date” means June 30, 2025.

“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company, including service providers, staffing agencies and their employees, freelancers and sub-contractors.

“Company Data” means all data collected, generated, or received by or for the benefit of the Company, or otherwise within the possession or control of the Company or any Company Contractor or subcontractor, in connection with the development, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information.

“Company Debt” means any Indebtedness of the Company.

“Company Employee” means any current or former employee of the Company.

“Company Employee Plans” has the meaning set forth in Section 4.17(c).

“Company Equity Interests” has the meaning set forth in the introductory paragraph.

“Company Licensed Intellectual Property” means all Intellectual Property licensed by the Company or its Affiliates that is used, in whole or in part, in the Business of the Company in the Ordinary Course, other than Off-the-Shelf Software.

“Company Owned Intellectual Property” means all Intellectual Property owned or purportedly owned, in whole or in part, by the Company.

“Company Privacy Commitments” means, collectively with any choices set forth in any Privacy Policy, any privacy choices (including opt-out preferences) of any data subjects relating to Personal Information.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

“Company Software” has the meaning set forth in Section 4.13(c).

“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Owned Intellectual Property or Company Products.

“Company System” has the meaning set forth in Section 4.13(h).

“Company’s Knowledge” (or any similar formulation, whether or not capitalized herein) means the actual knowledge or the knowledge that would be expected to be obtained after a reasonable investigation of Kimberly Altschuler, Bernie Andruss, Chris Bentis, Shane Bohnen, Kristine Carmichael, Matt Dindinger, Rachel Esbjornsson, Sonia Kumar, Matt Mehlbrech, Brad Miles, Jennifer Moore, Dana Scofield, Carolin Spiegel, Dain Waters, Martin Wirtz or Trevor Woodage.

“Confidential Information” means information concerning the Business, including information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.

“Confidentiality Agreement” has the meaning set forth in Section 9.6(a).

“Confirmatory IP Assignment” means the Intellectual Property Assignment Agreement to be entered into on the Closing Date, by and between the Seller and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, in substantially the form attached hereto as Exhibit G.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Contribution Confirmation” means the written notice substantially in the form attached hereto as Exhibit H confirming the Contribution of the Initial Closing Consideration Payable or, as the case may be, the relevant Contribution of the Post-Closing Consideration.

“Contribution of the Initial Closing Consideration Payable” has the meaning set forth in Section 2.4(d).

“Contribution of the Post-Closing Consideration Payable” has the meaning set forth in Section 2.6(f).

“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (a) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (b) be made available to any third party recipient under terms that allow preparation of derivative works, (c) in the case of Software, be made available to any third party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (d) be made available to any third party recipient at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Covered Claim” has the meaning set forth in Section 11.9(b).

“Damages” means, collectively, all claims, losses, liabilities, damages, fees, Taxes, interest, demands, penalties, fines, settlement payments, judgments, awards, assessments, deficiencies, costs and expenses, including reasonable costs of investigation, collection, prosecution and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim.

“Debt Payoff Amount” has the meaning set forth in Section 2.4(c)(i).

“Deductible” has the meaning set forth in Section 8.4(a).

“Disclosure Schedule” means the disclosure schedule delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement on the date hereof.

“ECB” has the meaning set forth in Section 2.4(d).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Employee Associated Expenses” means all costs and expenses associated with, resulting from, or incurred in connection with the termination of the Identified Employees, including compensation and wages during Buyer’s employment thereof, health and welfare benefits, COBRA continuation coverage.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental, Health and Safety Requirements” means all applicable Laws now or hereafter in effect concerning or relating to worker/occupational health and safety, pollution or protection of the environment or natural resources, or the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, or remediation of any Hazardous Material or any product containing a Hazardous Material, including product content and product take-back laws, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” has the meaning set forth in Section 4.17(c).

“ERISA Affiliate” has the meaning set forth in Section 4.17(c).

“Estimated Cash Amount” means the amount of Cash as reflected on the Pre-Closing Statement.

“Estimated Company Debt” means the aggregate amount of Company Debt as reflected on the Pre-Closing Statement.

“Estimated Transaction Expenses” means the aggregate amount of Transaction Expenses as reflected on the Pre-Closing Statement.

“Estimated Working Capital” means the Working Capital of the Company as reflected on the Pre-Closing Statement.

“Exchange Rate” has the meaning set forth in Section 2.4(d).

“FDA” has the meaning set forth in Section 4.15(i).

“Final Cash” means the amount of Cash reflected on the Closing Statement as finally determined in accordance with Section 2.5.

“Final Company Debt” means the amount of Company Debt reflected on the Closing Statement as finally determined in accordance with Section 2.5.

“Final Closing Consideration” means an amount equal to (a) the Initial Amount, plus (b) the Final Cash, minus (c) the Minimum Cash Amount minus (d) the Final Company Debt, minus (e) the Final Transaction Expenses, plus (f) the Final Working Capital, minus (g) the Working Capital Target.

“Final Transaction Expenses” means the amount of Transaction Expenses reflected on the Closing Statement as finally determined in accordance with Section 2.5.

“Final Working Capital” means the amount of Working Capital reflected in the Closing Statement as finally determined in accordance with Section 2.5.

“Financial Statements” has the meaning set forth in Section 4.8.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.3 (Ownership), 3.4 (Non-contravention), 3.5 (Brokers’ Fees), 3.6 (Litigation), 4.1 (Organization and Good Standing), 4.2 (Authority), 4.3 (Capitalization), 4.4 (Non-contravention), 4.5 (Brokers’ Fees), and 4.12 (Taxes).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, consistently applied.

“General Claims Period” has the meaning set forth in Section 8.3.

“General R&W Cap” has the meaning set forth in Section 8.4(a).

“Governing Documents” mean, with respect to any Person, (a) any certificate or articles of incorporation, organization or formation and bylaws, limited liability company agreement or operating agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any Rights Agreements related to the Equity Interests of such Person.

“Government Contract” has the meaning set forth in Section 4.16(a)(xviii).

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.

“Group Tax” means any U.S. federal, state or local, or non-U.S. Tax computed or imposed on an Affiliated Group basis for an Affiliated Group that includes or included Seller and the Company, including any interest, penalty or addition thereto, whether disputed or not.

“Hazardous Material” means any material, chemical, substance, emission, or waste that is regulated or limited pursuant to any Environmental, Health and Safety Requirement, or that is, classified, or otherwise characterized under or pursuant to any Environmental, Health and Safety Requirement as “hazardous,” “biohazardous,” “infectious,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, biological and/or medical waste, asbestos in friable form, polychlorinated biphenyls, radon, and urea formaldehyde insulation

“Health Care Laws” means all applicable Laws pertaining to the health care regulatory matters applicable to the operations of the Company, including: (i) the Medicare statute, including the Medicare Part C and Part D programs (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (iv) all applicable Laws concerning the privacy and/or security of Sensitive Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17902 et seq.), and state data breach notification Laws; (v) all applicable Laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and Eliminating Kickbacks in Recovery Act (18 U.S. Code § 220); (vi) the Physician Self-Referral Law (42 U.S.C. §§ 1395nn), all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Act (42 U.S.C. § 1320-a7h); (viii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations; (ix) the Clinical Laboratories Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (x) all applicable state Laws governing laboratory licensure; and (xi) all other applicable quality, safety certification and accreditation standards and requirements.

“Health Care R&W Cap” means, with respect to any Damages arising out or resulting from or in connection with the matters listed in Section 8.1(b)(ii): (i) $15,000,000 if such claim is made by a Buyer Indemnified Party on or before the date that is the first anniversary of the Closing Date; (ii) $12,500,000 if such claim is made by a Buyer Indemnified Party after the first anniversary of the Closing Date but on or before the date that is the second anniversary of the Closing Date; (iii) $10,000,000 if such claim is made by a Buyer Indemnified Party after the second anniversary of the Closing Date but on or before the date that is the third anniversary of the Closing Date; (iv) $7,500,000 if such claim is made by a Buyer Indemnified Party after the third anniversary of the Closing Date but on or before the date that is the fourth anniversary of the Closing Date$ (v) $5,000,000 if such claim is made by a Buyer Indemnified Party after the fourth anniversary of the Closing Date but on or before the date that is the fifth anniversary of the Closing Date and (vi) $2,500,000 if such claim is made by a Buyer Indemnified Party after the fifth anniversary of the Closing Date but on or before the date that is the sixth anniversary of the Closing Date. For the avoidance of doubt, the applicable Health Care R&W Cap that is in effect at the time a claim is made for Damages under Section 8.1(b)(ii) shall continue in effect with respect to such claims until such claim shall have been finally resolved or settled in accordance with the terms of this Agreement.

“Health Care Representations” means the representations and warranties set forth in Section 4.15 (Health Care Matters).

“Identified Employees” means those certain Company Employees identified in writing by Buyer as “Identified Employees” and delivered to Seller on or before the Closing Date.

“Indebtedness” of any Person means, without duplication: (i) all Liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities of such Person for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout, contingent or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iii) all Liabilities of such Person in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (iv) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect Company against fluctuations in interest rates; (vi) all Pre-Closing Taxes; (vii) any Liability for deferred revenue (calculated in accordance with GAAP); (viii) any Liability relating to any unpaid contributions or other obligations owed in respect of any Employee Benefit Plan; (ix) any Liability for Accounts Receivable as of the Closing Date aged over 90 days; (x) all guarantees by such Person of any Liabilities of any other Person of a nature similar to the types of Liabilities described in clauses (i)–(ix) above, to the extent of the obligation guaranteed, (xii) any Liabilities for retention bonus payments or retention arrangements payable to Company Employees (including the employer portion of any employment, payroll or similar Taxes with respect thereto), (xiii) any Liability for Employee Associated Expenses, (xiv) any Liability for royalties, license fees, or other similar payments arising under the MGH License, and (xv) all interest, fees, change of control payments, prepayment premiums, make-whole amounts and other expenses owed with respect to the indebtedness referred to in clauses (i) through (xiv) above. Indebtedness shall not include any items to the extent (but only to the extent) they are actually taken into account in the calculation of “Final Working Capital” or “Final Transaction Expenses”.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Initial Amount” means $5,000,000.

“Initial Closing Consideration” means an amount equal to (a) the Initial Amount, plus (b) the Estimated Cash Amount, minus (c) the Minimum Cash Amount, minus (d) the Estimated Company Debt, minus (e) the Estimated Transaction Expenses, plus (f) the Estimated Working Capital, and minus (g) the Working Capital Target.

“Initial Closing Consideration Payable” has the meaning set forth in Section 2.4(d).

“Innovation Platform Side Letter” means the Letter Agreement to be entered into on the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit F.

“Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction, whether registered or unregistered, including all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Trade Secrets; (f) Software; (g) rights and interests in and to any websites, domain names, social media handles, URLs and similar items, taglines, social media identifiers (such as a Twitter® Handle) and related accounts; (h) other proprietary rights; (i) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (j) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Intellectual Property License” has the meaning set forth in Section 4.13(b).

“Intended Tax Treatment” has the meaning set forth in Section 2.6.

“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company.

“Law” means any law, code, statute, regulation, rule, ordinance, requirement, announcement or other binding guidance or action, in each case, of a Governmental Authority.

“Lease Agreement” means the Sublease Agreement to be entered into on the Closing Date, by and between the Company and Seller, in substantially the form attached hereto as Exhibit A.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in Real Property that is used in the business of the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party, or otherwise uses or occupies, or has granted to any third party any right or option to use or occupy, any Real Property.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority, including any administrative hearing or investigation.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“License Agreement” means the License Agreement to be entered into on the Closing Date, by and between the Company and Seller, in substantially the form attached hereto as Exhibit B.

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), or other similar encumbrance or any agreement to create any of the foregoing.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, is, or would reasonably be likely to be or become, materially adverse in relation to (a) the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (b) such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (ii) any change in financing, banking or securities markets generally, (iii) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (iv) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, and (v) any natural disaster or acts of God, including any epidemic or pandemic, provided, in the case of subsections (i)–(v), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 4.16.

“Measurement Time” has the meaning set forth in Section 2.2.

“Minimum Cash Amount” means Cash in the amount of Employee Associated Expenses (as set forth on the Pre-Closing Statement) plus the Cash Reserve.

“MGH License” means that certain First Amended and Restated Exclusive Patent License Agreement dated as of December 7, 2010 by and between the Company and The General Hospital Corporation dba Massachusetts General Hospital, as amended.

“Multiemployer Plan” has the meaning set forth in ERISA Sections 3(37) and 4001(a)(3).

“OIG” has the meaning set forth in Section 4.15(b).

“Off-the-Shelf Software” means uncustomized Software obtained from a third party in the Ordinary Course, other than Software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of $10,000 per year to such third party.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice.

“OSS Triggering Manner” means use of any Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under the Company Owned Intellectual Property, including requiring that any (a) source code of the Company Software be disclosed or distributed, (b) Company Owned Intellectual Property or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (c) Company Owned Intellectual Property or Company Software be redistributable at no charge

“Outside Date” has the meaning set forth in Section 10.1(b).

“PCI-DSS” means all applicable portions of the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Counsel (i.e., the Payment Card Industry Data Security Standards), as amended from time to time.

“Post-Closing Consideration” means, collectively, the Year 1 Consideration, the Year 2 Consideration, the Year 3 Consideration and the Year 4 Consideration.

“Permits” has the meaning set forth in Section 4.21.

“Permitted Encumbrances” means: (a) Taxes, assessments and other governmental levies, fees or charges that are (i) not due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Company Balance Sheet in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that are not due and payable and would not be, individually or in the aggregate, material to the business of the Company; (c) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of the Company; and (d) Liens securing Company Debt that are released effective upon the lenders receipt of the payments described in Section 2.4(c)(i) or a lien release letter in form and substance reasonably satisfactory to Buyer.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or can be used to identify an individual (alone or when combined with other information), including: (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (b) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from unauthorized access, use or disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s account and account information, including balances and transaction data; and (f) user names, email addresses, passwords or other credentials for accessing accounts.

“Pharmaceutical Services Contracts” has the meaning given in Section 4.6 of the Disclosure Schedule.

“Post-Closing Consideration Payable” has the meaning set forth in Section 2.6(f).

“Post-Closing VWAP” means any of the Year 1 VWAP, Year 2 VWAP, Year 3 VWAP or Year 4 VWAP, as applicable.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(b).

“Pre-Closing Tax” means (a) any and all Taxes (or the non-payment thereof) with respect to the Company for all taxable periods ending on or before the Closing Date and with respect to Straddle Periods, for the portion of such period ending on the Closing Date, (b) any and all Taxes of any Person imposed on the Company pursuant to Treasury Regulation 1.1502-6 (or any similar state or local Tax Law), as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any Person, or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date, and (c) any and all Transfer Taxes.

“Privacy Laws” means, collectively, all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including (a) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018), as amended, (the General Data Protection Regulation or “GDPR”) including any nation’s implementing legislation and the equivalent laws of Switzerland) and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities; (b) the California Consumer Privacy Act of 2018 and other state-enacted privacy Laws; (c) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (d) third party privacy policies with which the Company has been or is contractually obligated to comply; and (e) any rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply.

“Privacy Policy” means any past or current published privacy policy of the Company applicable to Processing Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.5(b).

“Real Property” means any fee simple, leasehold or other interest in any real property, together with all buildings, structures, improvements, fixtures, or easements.

“Registration Statement” has the meaning set forth in Section 9.5(a).

“Related Party Agreement” has the meaning set forth in Section 4.20.

“Reserve Amount” has the meaning set forth in Section 8.3.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement to be entered into on the Closing Date, by and between Buyer and Seller, which agreement shall be in form and substance reasonably acceptable to Buyer and Seller.

“Rights Agreements” has the meaning set forth in Section 4.3.

“Scheduled Permits” has the meaning set forth in Section 4.15(j).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” has the meaning set forth in Section 4.14(b).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller 401(k) Plan” has the meaning set forth in Section 6.3(c).

“Seller Indemnified Parties” means Seller and its Affiliates (other than the Company) and, in each case, their respective officers, directors, partners, managers, equityholders, employees, agents, consultants, advisors and other representatives, and each of their respective successors, heirs and permitted assigns.

“Seller Plans” means each Company Employee Benefit Plan maintained by Seller or a Subsidiary of Seller other than the Company.

“Seller Releasors” means Seller, its Affiliates and its and their respective directors, managers, officers, employees, agents, advisors and other representatives (including legal counsel, accountants and financial advisors), and each of their respective successors, heirs and assigns.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means with respect to any Person, means (a) any corporation 50% or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a 50% or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, escheat amounts or other amounts due in respect of unclaimed property or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence pursuant to Treasury Regulation 1.1502-6 (or any similar state or local Tax Law), and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with respect to Taxes.

“Third Party Payor” means any state or local governmental insurance program, private, non-governmental insurance and managed care program, employer, union, trust, or third party administrator, including any Governmental Authority that sponsors a health benefit program, including Medicare, Medicaid, Department of Veterans Affairs, CHAMPUS/TRICARE, any contract award issued by any Governmental Authority, including but not limited to contract awards issued by the General Services Administration, or any “Federal Health Care Program” or “State Health Care Program” (each as defined in 42 U.S.C. § 1320a-7a(f) and 42 U.S.C. § 1320a-7(h)), with which the Company contracts to provide goods and services or through which the Company receives payments or reimbursements for goods and services provided.

“Third-Party Claim” means any action, lawsuit, Legal Proceeding, investigation, audit or other claim against or involving an Indemnified Party by a third party.

“Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the License Agreement, the Restrictive Covenant Agreement, the Lease Agreement, the Innovation Platform Side Letter and all other written agreements, documents and certificates referenced herein.

“Transaction Consideration” has the meaning set forth in Section 2.3.

“Transaction Expenses” means all fees, costs, expenses, payments, and expenditures incurred by the Company prior to the Closing in connection with this Agreement and the Transactions whether or not, billed or accrued prior to the Closing (including (i) any fees, costs, expenses, payments and expenditures of legal counsel, accountants, Seller and other service providers, (ii) the amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any escrows or other contingencies, (iii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company on account of outstanding Indebtedness of the Company, or resulting from the early termination of Contracts, resulting from, or in connection with, the Transactions (it being understood that this clause (iii) shall not include any amounts included in Closing Indebtedness), (iv) all payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company as a result of or in connection with the transactions contemplated by this Agreement, (v) Transaction Payroll Taxes, (vi) any premiums and other amounts payable to obtain the Tail Insurance Coverage, (vii) accrued bonuses payable to Company Employees (including the employer portion of any employment, payroll or similar Taxes with respect thereto), (viii) all Change in Control Payments, (ix) all Transfer Taxes, and (x) any such fees, costs, expenses, payments, and expenditures incurred by Seller, in each case paid for or to be paid for by the Company; provided, however, any fees, costs or expenses (including fees, costs and expenses of financial advisors, accountants, legal counsel and other advisors and all Taxes payable by the Company in relation to any transaction-related bonuses or accelerated benefits payable to any Company Employee, Company Contractor or manager of the Company) expressly included in the calculation of Final Working Capital or Final Company Debt shall not be included in the definition of “Transaction Expenses.”

“Transaction Expenses Amount” has the meaning set forth in Section 2.4(b).

“Transaction Payroll Taxes” means the employer portion of any employment, payroll or similar Taxes with respect to any Change in Control Payments whether payable by Buyer, the Company or any of their Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means Computershare Trust Company, N.A.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on the Closing Date, by and between the Company and Seller, in substantially the form attached hereto as Exhibit C.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest, incurred in connection with this Agreement or the Transactions.

“Trigger Event” means any event, action or circumstance described on Exhibit D attached hereto.

“VWAP” means the volume weighted average closing price of the Buyer Shares as quoted on the Nasdaq Capital Market under the ticker “MDXH”.

“Year 1 Consideration” has the meaning set forth in Section 2.6(a).

“Year 1 VWAP” means the VWAP for the 30 consecutive trading day period (inclusive) ending on the Business Day immediately preceding the date that is the first anniversary of the Closing Date.

“Year 2 Consideration” has the meaning set forth in Section 2.6(b).

“Year 2 VWAP” means the VWAP for the 30 consecutive trading day period (inclusive) ending on the Business Day immediately preceding the date that is the second anniversary of the Closing Date.

“Year 3 Consideration” has the meaning set forth in Section 2.6(c).

“Year 3 VWAP” means the VWAP for the 30 consecutive trading day period (inclusive) ending on the Business Day immediately preceding the date that is the third anniversary of the Closing Date.

“Year 4 Consideration” has the meaning set forth in Section 2.6(c).

“Year 4 VWAP” means the VWAP for the 30 consecutive trading day period (inclusive) ending on the Business Day immediately preceding the date that is the fourth anniversary of the Closing Date.

“WARN Act” has the meaning set forth in Section 4.17(m).

“Working Capital” means (a) the consolidated total current assets of the Company as of immediately prior to the Closing (calculated in accordance with GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Financial Statements (to the extent consistent with GAAP)), minus (b) the consolidated total current liabilities of the Company as of immediately prior to the Closing (calculated in accordance with GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Financial Statements (to the extent consistent with GAAP)), in each case, as of the Measurement Time. For purposes of calculating Working Capital, (i) the Company’s total current assets shall not include Cash, the Cash Reserve or the Minimum Cash Amount and (ii) the Company’s total current liabilities shall not include Company Debt or Transaction Expenses. Exhibit F attached hereto sets forth an example, for illustrative purposes only, of the calculation of the Working Capital as of June 30, 2025.

“Working Capital Target” means $3,667,616.

1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) unless the context otherwise requires, any references to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either”, “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Buyer hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Buyer only if placed in the virtual data room hosted by the Company’s financial advisor no less than 3 Business Days prior to the date hereof, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits and schedules identified in this Agreement are incorporated herein by referenced and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.

Article II
SALE AND PURCHASE OF COMPANY EQUITY INTERESTS

2.1 Sale and Purchase of Company Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall purchase and acquire the Company Equity Interests from Seller, and Seller agrees to sell and deliver to Buyer all of Seller’s right, title and interest in and to the Company Equity Interests, free and clear of all Liens, for the consideration specified in Section 2.3.

2.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Transactions (the “Closing”) will take place no later than 3 Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), and, subject to the foregoing, shall take place at such time and on a date to be specified in writing by Buyer and Seller. The Closing shall take place by electronic exchange of Closing documents in lieu of an in-person Closing. The Closing shall be deemed to be effective as of 12:01 a.m. Central time on the Closing Date (the “Measurement Time”).

2.3 Transaction Consideration. The aggregate purchase price for the Company Equity Interests (the “Transaction Consideration”) is an amount equal to the Initial Amount, as adjusted and paid pursuant to Sections 2.4 and 2.5 (the “Closing Consideration”) plus the Post-Closing Consideration, if any, paid pursuant to Section 2.6.

2.4 Initial Closing Consideration.

(a) Closing Consideration. The Initial Closing Consideration shall be determined on an estimated basis at Closing and then reconciled and adjusted after the Closing based on the Closing adjustment items set forth in Section 2.5.

(b) Pre-Closing Statement. Not less than 5 Business Days prior to the Closing Date, Seller shall deliver to Buyer (x) a report setting forth the list of Identified Employees and (y) a statement (the “Pre-Closing Statement”) prepared in good faith by Seller setting forth Seller’s calculation of Initial Closing Consideration, including Seller’s good faith estimates of Estimated Company Debt, Estimated Transaction Expenses (including a schedule setting forth in reasonable detail all Transaction Expenses, including (i) those paid prior to such date and those estimated to be paid prior to the Closing (the amount of Transaction Expenses not paid prior to such date and not estimated by the Company to be paid prior to the Closing shall be the “Transaction Expenses Amount”) and (ii) all Transaction Expenses outstanding as of the Closing Date), Estimated Cash (including Seller’s estimate of the Minimum Cash Amount), Estimated Working Capital and the Closing VWAP, together with all appropriate supporting documentation and records reasonably requested by Buyer. The Pre-Closing Statement shall be based upon the books and records of the Company and shall be prepared in accordance with GAAP, applied on a basis consistent with the methodologies and principles used in the preparation of the Financial Statements (to the extent consistent with GAAP) but shall follow the defined terms contained in this Agreement (including the definitions of Cash, Indebtedness, Transaction Expenses and Working Capital), whether or not such terms are consistent with GAAP. Seller shall (A) reasonably address any inquiries of Buyer as to any such calculations set forth in the Pre-Closing Statement prior to the Closing Date; (B) provide Buyer and its representatives reasonable access during normal business hours and upon reasonable notice to the records of Seller and the Company and such information used to prepare the Pre-Closing Statement and (C) cooperate in good faith with Buyer prior to the Closing Date to resolve any disagreements Buyer may have with respect to the preparation of the Pre-Closing Statement; provided, however, that, notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that under no circumstances shall Buyer be required to consummate the Closing unless and until Buyer and Seller shall have agreed in writing in respect of the Pre-Closing Statement and each of its component calculations (including the Closing VWAP to be utilized hereunder in connection with the payment by Buyer of the Transaction Consideration).

(c) Payments at the Closing by Seller. Seller shall make (or cause to be made) the following payments:

(i) first, Seller shall make (or cause to be made) payments to the applicable Persons at Closing, on behalf of the Company, by wire transfer of immediately available funds to the accounts designated in writing by such Persons, in such amounts as are sufficient to repay in full (or otherwise cause to be satisfied and discharged) the Company Debt for borrowed money outstanding as of the Closing (including all interest accrued thereunder and all fees and expenses required to satisfy such obligations) (the “Debt Payoff Amount”); and

(ii) second, Seller shall make (or cause to be made) payments to the applicable Persons at Closing, on behalf of the Company, by wire transfer of immediately available funds to the accounts designated in writing by such Persons, in amounts equal to their respective portions of the Transaction Expenses Amount.

(d) Payment of the Initial Closing Consideration by Buyer. Buyer shall issue to Seller within 15 Business Days after the Closing Date, a number of Buyer Shares equal to (i) an amount equal to the Initial Closing Consideration, divided by (ii) the Closing VWAP, subject to Seller providing to Buyer, on the Closing Date, a duly executed Contribution Confirmation. The Initial Closing Consideration will be paid in Buyer Shares and shall remain outstanding as a payable (without accruing interest) (the relevant “Initial Closing Consideration Payable”) due by Buyer as from the Closing Date, and which payable shall need to be contributed in kind by Seller to Buyer within the context of a capital increase by Buyer within the framework of the authorized capital of Buyer (the “Contribution of the Initial Closing Consideration Payable”) against the issuance by Buyer of the relevant number of new Buyer Shares. For the purpose of the Contribution of the Initial Closing Consideration Payable, the amounts of the Initial Closing Consideration Payable and the Closing VWAP shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank (“ECB”)  on https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the ECB) (the “Exchange Rate”) on the Business Day preceding the date of the notarial deed in which the issuance of the relevant Buyer Shares and the corresponding capital increase are established, and whereby the final amounts in euro will be rounded down to the nearest two decimals. Buyer shall not issue any fractional Buyer Shares in connection with the payment of the Initial Closing Consideration in Buyer Shares and, in lieu of any fractional Buyer Shares to which Seller would otherwise be entitled, Buyer shall deliver to Seller an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a Buyer Share to which Seller would otherwise be entitled and (y) the Closing VWAP. All of the Buyer Shares to be issued for delivery pursuant to this Agreement to the Seller as Initial Closing Consideration will have the same rights and benefits as, and rank pari passu in all respects, including as to entitlement to dividends and distributions, with, the existing and outstanding Buyer Shares at the moment of their issuance and will be entitled to dividends and distributions in respect of which the relevant record date or due date falls on or after the date of issuance of the Buyer Shares.

2.5 Final Closing Consideration.

(a) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Final Closing Consideration, including Buyer’s calculations of Final Company Debt, Final Transaction Expenses, Final Cash and Final Working Capital (the “Closing Statement”). The Closing Statement shall be based upon the books and records of the Company and shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Financial Statements (to the extent consistent with GAAP) but shall follow the defined terms contained in this Agreement (including the definitions of Cash, Indebtedness, Transaction Expenses and Working Capital), whether or not such terms are consistent with GAAP. Buyer shall provide to Seller reasonable supporting documentation for the Closing Statement concurrently with the delivery thereof and reasonable access to the appropriate employees of the Company actually involved in the preparation of the Closing Statement.

(b) The Closing Statement shall be final and binding on the parties unless Seller shall, within 60 days following its receipt thereof, deliver to Buyer written notice of disagreement with any of the items or amounts set forth in the Closing Statement, which notice shall describe the nature of any such disagreement, identify the specific items involved and the dollar amount of each such disagreement (a “Purchase Price Dispute Notice”). If Seller shall timely raise any objections in writing within the aforesaid 30 day period, then the disputed matters shall be resolved by Seller and Buyer. If Seller and Buyer are unable to resolve all disagreements within 30 days of receipt by Buyer of a written notice of disagreement, or such longer period as may be agreed by Buyer and Seller, then Seller and Buyer shall promptly submit the matter for resolution to BDO USA or, if such firm is unwilling or unable to act in connection with the Transactions, such other independent public accounting firm or other financial services firm as Buyer and Seller may mutually agree upon (the Person so selected shall be referred to herein as the “Accounting Expert”). The Accounting Expert so selected will consider only those items and amounts set forth in the Closing Statement as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter within 30 days after referral of the matter to the Accounting Expert, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and be conducted in accordance with the terms and provisions of this Agreement. In resolving any item in dispute, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Statement and Purchase Price Dispute Notice, respectively. In resolving any item in dispute, the Accounting Expert’s determination must be based solely upon: (i) the definitions and other applicable provisions of this Agreement; (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Closing Statement and the Purchase Price Dispute Notice) submitted by each of Buyer and Seller to the Accounting Expert within 30 days after the engagement thereof (each of which the Accounting Expert shall forward simultaneously to Buyer and Seller, as applicable, once both such presentations are received) and (iii) one written response submitted to the Accounting Expert within 10 days after receipt of such other party’s presentation (each of which the Accounting Expert shall forward simultaneously to Buyer or Seller, as applicable, once both such responses are received), and not on an independent review. The parties agree that no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed by the Accounting Expert; provided, however, that at the Accounting Expert’s request, or as mutually agreed by Buyer and Seller in writing, Buyer and Seller may meet with the Accounting Expert so long as representatives of both Buyer and Seller are present. The parties further agree that in resolving the items in dispute with respect to the Closing Statement, the Accounting Expert shall be acting as an accounting expert only and not as an arbitrator and shall not import or take into account usage, custom or other extrinsic factors. The report of the Accounting Expert shall be final and binding upon Buyer and Seller, shall be non-appealable, shall not be subject to further review, and shall determine (along with the portions of the Closing Statement not disputed or previously resolved by Buyer and Seller) the Final Closing Consideration, except in the case of fraud or manifest clerical error. Judgment may be entered upon the final determination of the Accounting Expert in any court of competent jurisdiction. The cost of the services of the Accounting Expert will be allocated by the Accounting Expert between Buyer and Seller in the same proportion that the aggregate amount of the resolved disputed items and amounts so submitted to the Accounting Expert that are unsuccessfully disputed by each such party (as finally determined by the Accounting Expert) bears to the total amount of such resolved disputed items and amounts so submitted. Buyer and Seller agree to execute, if requested by the Accounting Expert and as applicable, a reasonable engagement letter. For the sake of clarity in connection with the evaluation of the Closing Statement under this Section 2.5(b), Seller shall only be entitled to access information relating solely and exclusively to the Business and reasonably required for purposes of reviewing the matters contemplated in this Section 2.5(b), and nothing in this Section 2.5(b) shall entitle Seller or any other Person to access any books, records, accounts or other information of Buyer, the Company or any of their respective Affiliates.

(c) If, after the final determination of the Closing Statement pursuant to this Section 2.5, the Final Closing Consideration is less than the Initial Closing Consideration, Buyer shall be entitled to the amount of such deficit (such amount, the “Closing Adjustment Decrease”), and within 5 Business Days after the determination of the Closing Statement pursuant to this Section 2.5, Buyer shall (or shall cause the Company to) disburse to Seller the amount by which the Cash Reserve exceeds the Closing Adjustment Decrease, if any, by wire transfer of immediately available funds to an account designated in writing by Seller; provided, that if the Cash Reserve is less than the Closing Adjustment Decrease, Seller shall pay to Buyer (or the Company) an amount equal to the amount by which the Closing Adjustment Decrease exceeds the Cash Reserve by wire transfer of immediately available funds to an account specified by Buyer.

(d) If, after the final determination of the Closing Statement pursuant to this Section 2.5, the Final Closing Consideration is greater than the Initial Closing Consideration (such amount, the “Closing Adjustment Increase”), Seller shall be entitled to the amount of such Closing Adjustment Increase, and, within 5 Business Days after the determination of the Closing Statement pursuant to this Section 2.5, (i) Buyer shall pay, or cause to be paid, to Seller an amount equal to the Closing Adjustment Increase by wire transfer of immediately available funds, and (ii) Buyer pay, or cause to be paid, to Seller the Cash Reserve by wire transfer of immediately available funds, in each case, to an account designated in writing by such party.

(e) Any payment made pursuant to this Section 2.5 shall be deemed for Tax purposes to be an adjustment to the Transaction Consideration, unless otherwise required by Law.

2.6 Post-Closing Consideration.

(a) Year 1 Consideration. So long as a Trigger Event has not occurred after the date hereof and on or before the date that is the first anniversary of the Closing Date, then (i) Buyer shall , on the first Business Day after the first anniversary, pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $2,500,000 or, (ii) in Buyer’s sole discretion (but subject to the limitations contained in Section 2.6(d)) and in lieu of paying the consideration described in the preceding clause (i), Buyer shall, within 15 Business Days after the first anniversary (subject to the relevant Contribution Confirmation being delivered by Seller to Buyer), issue to Seller a number of Buyer Shares equal to (A) $2,500,000 divided by (B) the Year 1 VWAP (such consideration, the “Year 1 Consideration”). For the avoidance of doubt, Buyer may, in its sole discretion (but subject to the limitations contained in Section 2.6(d)), elect to satisfy any portion of the Year 1 Consideration in Buyer Shares with the remaining portion satisfied in immediately available funds.

(b) Year 2 Consideration. So long as a Trigger Event has not occurred after the date hereof and on or before the date that is the second anniversary of the Closing Date, then (i) Buyer, on the first Business Day after the second anniversary, shall pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $2,500,000 or, (ii) in Buyer’s sole discretion (but subject to the limitations contained in Section 2.6(e)) and in lieu of paying the consideration described in the preceding clause (i), Buyer shall, within 15 Business Days after the second anniversary (subject to the relevant Contribution Confirmation being delivered by Seller to Buyer), issue to Seller a number of Buyer Shares equal to (A) $2,500,000 divided by (B) the Year 2 VWAP (such consideration, the “Year 2 Consideration”). For the avoidance of doubt, Buyer may, in its sole discretion (but subject to the limitations contained in Section 2.6(e)), elect to satisfy any portion of the Year 2 Consideration in Buyer Shares with the remaining portion satisfied in immediately available funds.

(c) Year 3 Consideration. So long as a Trigger Event has not occurred after the date hereof and on or before the date that is the third anniversary of the Closing Date, then (i) Buyer shall, on the first Business Day after the third anniversary, pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $2,500,000 or, (ii) in Buyer’s sole discretion (but subject to the limitations contained in Section 2.6(e)) and in lieu of paying the consideration described in the preceding clause (i), Buyer shall, within 15 Business Days after the third anniversary (subject to the relevant Contribution Confirmation being delivered by Seller to Buyer), issue to Seller a number of Buyer Shares equal to (A) $2,500,000 divided by (B) the Year 3 VWAP (such consideration, the “Year 3 Consideration”). For the avoidance of doubt, Buyer may, in its sole discretion (but subject to the limitations contained in Section 2.6(e)), elect to satisfy any portion of the Year 3 Consideration in Buyer Shares with the remaining portion satisfied in immediately available funds.

(d) Year 4 Consideration. So long as a Trigger Event has not occurred after the date hereof and on or before the date that is the fourth anniversary of the Closing Date, then (i) Buyer shall, on the first Business Day after the fourth anniversary, pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $2,500,000 or, (ii) in Buyer’s sole discretion (but subject to the limitations contained in Section 2.6(e)) and in lieu of paying the consideration described in the preceding clause (i), Buyer shall, within 15 Business Days after the fourth anniversary (subject to the relevant Contribution Confirmation being delivered by Seller to Buyer), issue to Seller a number of Buyer Shares equal to (A) $2,500,000 divided by (B) the Year 4 VWAP (such consideration, the “Year 4 Consideration”). For the avoidance of doubt, Buyer may, in its sole discretion (but subject to the limitations contained in Section 2.6(e)), elect to satisfy any portion of the Year 4 Consideration in Buyer Shares with the remaining portion satisfied in immediately available funds.

(e) Limitations on Issuance of Buyer Shares. Notwithstanding the foregoing, Buyer may elect to pay Post-Closing Consideration in Buyer Shares under Sections 2.6(a) - (d) only if (i) the issuance of the Buyer Shares will be registered under effective registration statement and prospectus supplement filed with the SEC, and (ii) after such issuance of Buyer Shares (and any payment of cash made at or about the time of such issuance) no more than 50% of the Post-Closing Consideration actually paid to Seller hereunder shall be paid in the form of Buyer Shares.

(f) In the event Buyer elects to pay to Seller the applicable Post-Closing Consideration (or a portion thereof) by way of Buyer Shares, then the relevant amount of the Post-Closing Consideration (or portion thereof) shall not be paid in cash but shall remain outstanding as a payable (without accruing interest) (the relevant “Post-Closing Consideration Payable”) due by Buyer as from the relevant anniversary date in relation to such Post-Closing Consideration, and which payable shall need to be contributed in kind by Seller to Buyer within the context of a capital increase by Buyer within the framework of the authorized capital of Buyer (the “Contribution of the Post-Closing Consideration Payable”) against the issuance by Buyer of the relevant number of new Buyer Shares. The issuance of Buyer Shares to settle the relevant Post-Closing Consideration Payable shall be conditional upon Seller providing, at the written request of Buyer within 7 Business Days after the relevant anniversary, to Buyer a duly executed Contribution Confirmation confirming the relevant Contribution of the Post-Closing Consideration Payable no later than 10 Business Days after the relevant anniversary. For as long as the share capital of Buyer is expressed in euro, for the purpose of Contribution of the Post-Closing Consideration Payable, the amounts of the relevant Post-Closing Consideration Payable and the applicable Post-Closing VWAP shall be converted into euro on the basis of the relevant Exchange Rate on the Business Day preceding the date of the relevant notarial deed in which the issuance of the relevant Buyer Shares and the corresponding capital increase are established, and whereby the final amounts in euro will be rounded down to the nearest two decimals. Buyer shall not issue any fractional Buyer Shares in connection with the payment of the applicable Post-Closing Consideration (or a portion thereof) in Buyer Shares and, in lieu of any fractional Buyer Shares to which Seller would otherwise be entitled, Buyer shall deliver to Seller an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a Buyer Share to which Seller would otherwise be entitled and (ii) the applicable Post-Closing VWAP. All of the Buyer Shares to be issued for delivery pursuant to this Agreement to the Seller as Post-Closing Consideration will have the same rights and benefits as, and rank pari passu in all respects, including as to entitlement to dividends and distributions, with, the existing and outstanding Buyer Shares at the moment of their issuance and will be entitled to dividends and distributions in respect of which the relevant record date or due date falls on or after the date of issuance of the Buyer Shares.

2.7 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts that Buyer is required to deduct and withhold with respect to such payment under the Code or applicable Law. Any amounts so deducted or withheld shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth in the applicable section of the Disclosure Schedule, Seller represents and warrants to Buyer as follows as of the date hereof:

3.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Seller has the corporate power and authority to own, operate, use, distribute and lease its properties and to conduct its business as currently conducted.

3.2 Authority. Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other proceedings or actions on the part of Seller are necessary to authorize the Transaction Documents or to consummate the Transactions. The Transaction Documents have been duly executed and delivered by Seller and, assuming the due execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

3.3 Ownership. Seller owns beneficially and of record all of the Company Equity Interests. The Company Equity Interests (a) have been duly authorized, validly issued, fully paid and non-assessable, (b) are not subject to any preemptive rights, and (c) are free and clear of any Liens. Seller is not a party to (i) any voting trusts, proxies, or other agreements or understandings with respect to any Company Equity Interests, (ii) any agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Equity Interests, or any other investor rights, including rights of participation, co-sale, voting, first refusal, board observation, visitation or information or operational covenants in respect of any Company Equity Interests. Upon delivery at the Closing of the Company Equity Interests, good and valid title to the Company Equity Interests will pass to Buyer, free and clear of any Liens.

3.4 Non-contravention.

(a) Neither the execution and delivery of the Transaction Documents by Seller nor the consummation of the Transactions by Seller will: (i) result in the creation of any Lien on any Equity Interests of the Company, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under (A) any provision of Seller’s Governing Documents, (B) any material Contract or Permit to which Seller is a party or by which any of the assets owned or used by Seller bound, or (C) any applicable Law or Order to which Seller or any of the assets owned or used by Seller is subject, or (iii) give any Governmental Authority or other Person the right to challenge any of the Transaction or to exercise any remedy or obtain any relief under any applicable Law or Order.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions.

3.5 Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, neither Seller nor any of its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Litigation. There is no Legal Proceeding pending or, to the knowledge of Seller, threatened, against Seller or any of its Affiliates relating to or affecting the Transactions. There is no Order binding upon Seller or to which Seller is subject that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or immediately after and giving effect to the Transactions, the effect of prohibiting, restricting or impairing the ability of Seller to consummate the Transactions.

3.7 Securities Compliance. Seller originally acquired the Company Equity Interests more than one year before the Closing Date under an applicable exemption from the registration requirements of applicable Laws, including any applicable federal or state securities laws and complied in all material respects with any conditions or requirements to avail itself and qualify under the applicable exemption. Seller originally acquired the Company Equity Interests for investment, for its own account, and not with a view toward resale or any distribution.

3.8 Access to Information; Restricted Securities. Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and has knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Transactions. Seller acknowledges that: (a) it has had access to the information about Buyer, its respective results of operations, financial condition and cash flow, and its business generally contained in the Buyer SEC Filings; and (b) has conducted an investigation of Buyer and the Buyer Shares sufficient to enable Seller to evaluate the merits and risks of investing in the Buyer Shares and whether to proceed with the execution and delivery of this Agreement and the consummation of the Transactions. Without limiting the generality of the foregoing, Seller further acknowledges that it has (i) had the opportunity to review all materials and information requested by it; and (ii) had an opportunity, to its satisfaction, to interview, question or otherwise solicit relevant information concerning Buyer from the management of Buyer. Seller understands that, except as otherwise required by this Agreement, any Buyer Shares issued pursuant to this Agreement (x) will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein and (y) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these Laws, Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, and the book-entry position representing such shares shall contain a legend or restrictive notation to such effect.

3.9 Investment Intent. Seller is acquiring the Buyer Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable section of the Disclosure Schedule, the Seller represents and warrants to Buyer as follows as of the date hereof:

4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of assets or properties or the conduct of its business as now conducted requires it to be so licensed or qualified, except any jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company. The Company is not in violation of any of the provisions of the Company’s Governing Documents. Section 4.1 of the Disclosure Schedule sets forth (a) a list of any Person in which the Company owns Equity Interests (including the number, type and amount thereof); (b) the names of the members of the board of directors (or equivalent governing body) of the Company; and (c) the names and titles of the executive officers of the Company.

4.2 Authority. The Company has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings or actions on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Transactions. The Transaction Documents have been duly executed and delivered by the Company and, assuming the due execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject only to the effect, if any, of the Enforceability Exceptions.

4.3 Capitalization. Section 4.3 of the Disclosure Schedule sets forth the number of authorized, issued and outstanding Equity Interests of the Company, the names of the record owners thereof, and the number of Equity Interests held by each such owner. As of the date hereof, there is no commitment or obligation on the part of the Company to issue any Equity Interests of the Company which have not been issued as of the date hereof and which are not reflected as issued on Section 4.3 of the Disclosure Schedule. All of the issued and outstanding Equity Interests of the Company (a) have been duly authorized and validly issued, (b) are not subject to any preemptive rights, and (c) are free and clear of any Liens. There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any Equity Interests of the Company, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no outstanding or authorized equity-based or equity-linked compensatory rights, including stock appreciation, phantom stock, profits interests or similar rights, with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or Seller with respect to the issuance of any Equity Securities that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends or distributions with respect to any Equity Interests of the Company. There are no (i) voting trusts, proxies, or other agreements or understandings with respect to any Equity Interests of the Company, (ii) agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Equity Interests of the Company, or any other investor rights, including rights of participation, co-sale, voting, first refusal, board observation, visitation or information or operational covenants in respect of any Equity Interests of the Company, in each case, to which the Company, Seller or any other Person is a party (the items described in the foregoing clauses (i) and (ii), collectively, the “Rights Agreements”). At or prior to the Closing, all Rights Agreements, if any, shall have been terminated and of no further force or effect.

4.4 Non-contravention.

(a) Neither the execution and delivery of the Transaction Documents by the Company nor the consummation of the Transactions by the Company will, directly or indirectly, with or without notice or lapse of time or both: (i) result in the creation of any Lien on any of the properties or assets owned, leased, operated or used by the Company or any Equity Interests of the Company, (ii) except as set forth in Section 4.4(a) of the Disclosure Schedule conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company’s Governing Documents, (B) any Material Contract or Permit of the Company, or (C) any applicable Law or Order to which the Company or any of the assets owned or used by the Company is subject, or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Order.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions. Except as set forth in Section 4.4(b) of the Disclosure Schedule, the execution and delivery of the Transaction Documents by the Company does not, and the consummation of the Transactions by the Company will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the assets owned or used by the Company.

4.5 Brokers’ Fees. Other than fees owed to the Persons listed in Section 4.5 of the Disclosure Schedule that will be fully accounted for in the Final Transaction Expenses, neither the Company nor any of its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6 Title to and Sufficiency of Assets; Tangible Personal Property.

(a) The Company has good title to, or valid leasehold interest in, all of the properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Encumbrances. Except as set forth on Section 4.6 of the Disclosure Schedule, the assets, rights and properties owned or leased by the Company constitute all of the tangible and intangible assets, rights and properties that are necessary and sufficient for the Company to conduct the Business as currently conducted and for the Company to continue to conduct the Business immediately after the Closing in the same manner as conducted prior to the Closing. Except as set forth on Section 4.6 of the Disclosure Schedule, neither Seller nor any Affiliates of Seller (other than the Company) hold or own any assets or properties used in the Business or required for the Company to operate the Business after the Closing in the same manner as conducted prior to the Closing.

(b) To the Company’s Knowledge, all buildings, structures, machinery, equipment, fixtures and other items of tangible personal property owned or leased by the Company are structurally sound, free from material defects, in good operating condition (normal wear and tear excepted) and adequate for the Company’s current use. All such tangible personal property is located on the Leased Real Property.

4.7 Real Property. The Company does not hold title to any Real Property and, to the Company’s Knowledge, has never owned any Real Property. The Company is not a party to any Contract to purchase or sell any Real Property. Section 4.7 of the Disclosure Schedule identifies the Lease for each parcel of Leased Real Property used or occupied by the Company. The Company has not received written notice of any cancellation or termination of any Leases and there are not any waivers other than in writing. The Company is not currently in material default under any of the Leases to which it is a party and, to the Company’s Knowledge, there is no material Default under any of the Leases by any other party thereto. There is not any dispute between the Company and any other party concerning or regarding the scope or interpretation of the Leases to which the Company is a party or the performance of any party thereto under the Leases to which the Company is a party. The Leased Real Property is in reasonable operating condition and repair and is suitable for the conduct of the Business. The Company is not in material violation, and since August 1, 2022, has not materially violated, any Law relating to such Leased Real Property or operations thereon in any material respect. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any Leases that are no longer in effect and has no continuing liability with respect to such terminated Leases. The Company is not a party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. Except as set forth on Section 4.7 of the Disclosure Schedule, the Company has not leased, subleased or otherwise granted to any Person other than the Company the right or option to use or occupy any Leased Real Property or any portion thereof, or assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property. The Leased Real Property constitutes all Real Property currently owned or occupied by the Company.

4.8 Financial Statements.

(a) Attached to Schedule 4.8(a) of the Disclosure Schedule are the Company’s (i) unaudited balance sheets for the years ended June 30, 2025, 2024, 2023, and 2022 (the June 30, 2025 balance sheet referred to as, the “Company Balance Sheet”) and (ii) the related unaudited statements of profit and loss and operational statements of cash flows for the 12-month periods then ended (the “Financial Statements”), which are included as Schedule 4.8(a) of the Disclosure Schedule. The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 4.8(a) of the Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby subject the absence of notes, (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate be material in amount or nature) and (D) are true, correct and complete in all material respects.

(b) The Company’s books, accounts and records, copies of which have been made available to Buyer, (i) are true, correct and complete in all material respects and accurately reflect in all material respects on an accrual basis all bona fide transactions to which the Company is or has been a party, (ii) accurately reflect in all material respects all discounts, deferred revenue, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with commercially reasonable business practices and (iv) form the basis for the Financial Statements. The Company, including Seller on behalf of the Company, maintains a standard system of accounting established and administered in accordance with sound business and accounting practices. The internal or external accountants of Seller, the Company and their Affiliates have not identified any deficiency or weakness in the system of internal accounting controls used by Seller, the Company or their Affiliates. Since August 1, 2020 there has not occurred (i) any fraud or other similar intentional wrongdoing that involves any member of management of Seller, the Company or their Affiliates who have a role in the preparation of the Financial Statements or the internal accounting controls used by Seller, the Company or their Affiliates or (ii) any claim or allegation made by any Person regarding any of the foregoing.

(c) The accounts receivable of the Company (the “Accounts Receivable”) arose in the Ordinary Course and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 90 days of the date hereof, less an amount not in excess of the allowance for doubtful accounts expressly provided for in the Company Balance Sheet. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Company’s knowledge, there are no facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement.

4.9 Undisclosed Liabilities. The Company does not have any material Liabilities, except (i) those which are adequately reflected or reserved against on the face of the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and that are not material in amount.

4.10 Absence of Certain Changes. Since the Balance Sheet Date and until the date hereof, except as set forth on Section 4.10 of the Disclosure Schedule (i) the Company has conducted the Business in the Ordinary Course, (ii) there has not occurred a Material Adverse Effect with respect to the Company, and (iii) the Company has not done, caused or permitted any of the actions described in Section 6.4 (assuming those limitations in Section 6.4 were in effect prior to the date hereof).

4.11 Litigation; Compliance with Laws; Restrictions on Business Activities.

(a) Except as set forth on Section 4.11 of the Disclosure Schedule, there are no, and since August 1, 2022, there have not been any, Legal Proceedings pending or involving the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors in their capacities as such or relating to their employment, services or relationship with the Company)), which if determined adversely to the Company would have a Material Adverse Effect. To the Company’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company)), which if determined adversely to the Company would have a Material Adverse Effect, and there have not been any such Orders outstanding since August 1, 2022. To the Company’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b) There is no Contract or Order binding upon the Company or to which the Company or any of its assets is subject that restricts or prohibits, or purports to restrict or prohibit, any current business practice of the Company or any acquisition of property by the Company or the conduct or operation of the Business.

4.12 Tax Matters.

(a) All Tax Returns required to have been filed with respect to the Company have been filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable with respect to the Company have been paid, whether or not shown on a Tax Return. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. The Company has not waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension currently is effective.

(b) The Company is not currently subject to any Legal Proceeding for Taxes and, to the Company’s Knowledge, no such Legal Proceeding has been proposed or threatened in writing against the Company. None of the Tax Returns of the Company has been or is currently being audited by any Governmental Authority, and there are no other examinations or requests for information with respect thereto currently pending. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against or involving the Company that has not been satisfied by payment, settled, or withdrawn.

(c) The Company has withheld or collected, and timely paid to the appropriate Governmental Body, all material Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all material required records with respect thereto, in connection with amounts paid or owing to any current or former Employee, customer, creditor, stockholder, independent contractor or other third party.

(d) There are no Encumbrances on any of the assets of the Company with respect to Taxes, other than Permitted Encumbrances.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where Tax Returns with respect to the Company have not been filed that the Company is or may be subject to taxation, or required to file any Tax Return, in that jurisdiction.

(f) The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement. The Company does not have any Liability for Taxes of any Person as a transferee or successor, by Contract (other than any Contract entered into in the Ordinary Course, the primary subject matter or which is not Tax) or otherwise. Since August 1, 2018, the Company has not been a member of an Affiliated Group other than an Affiliated Group of which Seller was the common parent.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) requested or required change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) election under Section 965 of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code, or (vi) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i) The Company does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other Person or entity that is treated as a partnership for U.S. federal, state or local income Tax purposes.

(j) Since August 1, 2018, the Company has not, directly or indirectly, participated in, or been a party to, any transaction (including the Transactions) that would constitute a “listed transaction” as defined in Treasury Regulations § 1.6011-4, and has properly reported any participation in a “reportable transaction” as defined in Treasury Regulations § 1.6011-4.

(k) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(l) No Tax holiday or Tax incentive or grant in any jurisdiction incurred by (or with respect to) the Company will terminate (or be subject to a clawback or recapture that is payable by Buyer or the Company) as a result of the Transactions.

(m) The execution and delivery of the Transaction Documents and the performance of the Transactions will not cause Buyer or the Company to have any Liability for any Tax arising out of the Transactions.

(n) No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes that will be in effect after the Closing.

(o) The Company has not claimed any payroll Tax credits permitted by or created pursuant to the Coronavirus Aid, Relief, and Economic Security Act.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a list of all material patents, patent applications, trademark registrations and applications, material unregistered trademarks, copyright registrations and applications, and internet domain name registrations owned by or registered to the Company (the “Registered Company Owned Intellectual Property”). To the Company’s Knowledge, each item of Registered Company Owned Intellectual Property is valid and subsisting, and all maintenance, renewal and other official fees due and payable prior to the date hereof with respect thereto have been timely paid. The Company owns or has a valid right to use all Intellectual Property that is material to the operation of the business of the Company as currently conducted, and there is no other Intellectual Property that is both material and necessary to the operation of the business of the Company as currently conducted for which the Company does not own or have rights to use.

(b) Section 4.13(b) of the Disclosure Schedule identifies (i) each material license or other Contract under which the Company uses Intellectual Property owned by a third party (excluding non-custom, Off-the-Shelf Software and public cloud services used on standard terms), and (ii) each material license granted by the Company to a third party with respect to any Registered Company Owned Intellectual Property (each, an “Intellectual Property License”). To the Company’s Knowledge, the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions will not result in a material breach of or material default under any Intellectual Property License, or give any counterparty a right to terminate any Intellectual Property License, in each case, except as set forth in Section 4.13(b) of the Disclosure Schedule or for consents that have been obtained prior to Closing. Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Transactions will not, to the Knowledge of the Company, trigger any obligation to provide any Person access to, or release from escrow of, source code of material Company Owned Intellectual Property.

(c) Section 4.13(c) of the Disclosure Schedule identifies (i) the material Software owned or developed by the Company and (ii) the material Software used by the Company and licensed from a third party (collectively, the “Company Software”). To the Company’s Knowledge, the Company Software performs in all material respects in accordance with its documentation and is not designed to contain, and the Company has not knowingly introduced, any malicious code intended to materially disrupt, disable or harm computers, systems or software. The Company has possession of, or contractual access to, the source code for the material Company-owned Software (subject to any source code escrow agreements disclosed on Section 4.13(c) of the Disclosure Schedule). The Company is in compliance with the applicable license terms for the Company Software, including user, seat or device limitations.

(d) The Company owns or has the right to use, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit the Business Intellectual Property that is material to and necessary for the operation of the business of the Company as currently conducted, and each item of Business Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned by or licensed for use to the Company on identical terms and conditions immediately following Closing. To the Company’s Knowledge, the Company Owned Intellectual Property is valid and enforceable. The Company has taken commercially reasonable measures to protect the confidentiality and enforceability of its material Business Intellectual Property. The Company has not, since August 1, 2022, received any written claim that remains unresolved as of the date hereof challenging the ownership, validity, enforceability or the Company’s right to use any material Business Intellectual Property, and, to the Company’s Knowledge, no such claim has been threatened in writing.

(e) Section 4.13(e) of the Disclosure Schedule identifies, Open Source Materials incorporated into or distributed with the Company Software in a manner that would reasonably be expected to (i) require disclosure or licensing of source code of Company-owned Software, (ii) impose material reciprocal licensing obligations on Company-owned Software, or (iii) otherwise materially impair the Company’s exclusive rights in Company-owned Software. To the Company’s Knowledge, the Company is in compliance with the licenses applicable to such Open Source Materials, including any applicable notice and attribution requirements and, if applicable, source code availability requirements. The Company has not used Open Source Materials in a manner that would require disclosure of the source code of material Company-owned Software, except as set forth in Section 4.13(e) of the Disclosure Schedule.

(f) To the Company’s Knowledge, the operation of the Business, and the use of the Business Intellectual Property in such operation, does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party. The Company has not, since August 1, 2022, received any written notice alleging that the Company infringes, misappropriates or otherwise violates any third-party Intellectual Property rights that remains unresolved as of the date hereof. To the Company’s Knowledge, no Person is infringing or misappropriating any material Company Owned Intellectual Property.

(g) The Company has taken commercially reasonable measures to protect the confidentiality and value of its material Trade Secrets, including requiring employees and Company Contractors with access to such Trade Secrets to be bound by confidentiality and invention assignment agreements. To the Company’s Knowledge, there has been no unauthorized disclosure of any material Trade Secret of the Company.

(h) The Company owns, leases, subscribes to, or has access from Seller the computer systems, networks and related technology used and material to the operation of its business (the “Company Systems”). To the Company’s Knowledge, the Company Systems operate in all material respects as needed for the conduct of the business as currently conducted. The Company maintains commercially reasonable security, backup and disaster recovery measures for the Company Systems, consistent with the size and nature of the business. The Company has not, since August 1, 2022, experienced any material security incident involving the Company Systems that required notice to any Governmental Authority or affected individuals under applicable Law.

(i) No government funding, and no resources of any university or other academic or research institution, were used in a manner that would give any such Person rights in any material Company Owned Intellectual Property. To the Company’s Knowledge, no employee or contractor who contributed to Company Owned Intellectual Property is subject to any obligation that would materially impair the Company’s rights therein. The Company is not obligated, as a result of participation in any patent pool or standards body, to license any material Company Owned Intellectual Property to third parties on a royalty-free or other mandatory basis.

(j) Each Company Employee and Company Contractor who has created or developed material Company Owned Intellectual Property has executed a written agreement assigning to the Company his or her rights in such Company Owned Intellectual Property and obligating such Person to maintain the confidentiality of the Company’s proprietary information. To Company’s Knowledge, no such Person has any continuing right, claim or interest in any material Company Owned Intellectual Property, other than non-assignable moral rights that do not materially interfere with the Company’s use thereof. No Company Employee, Company Contractor, current or former director or officer of the Company or any other Affiliate of the Seller (A) has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company Owned Intellectual Property, (B) has assigned any right, title or interest in or to any Company Owned Intellectual Property owned or purported to be owned by the Company to any other Person (including any Affiliate of the Company or Seller), (C) to the Company’s Knowledge is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) to the Company’s Knowledge is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person to assign or convey any right, title or interest in or to any Company Owned Intellectual Property owned or purported to be owned by the Company to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

4.14 Privacy and Information Security.

(a) The Company is, and since January 1, 2020 has been, in compliance in all material respects with applicable Privacy Laws in the Processing of Personal Information in the course of the Business. To the extent applicable to the Company’s activities, the Company is, and since January 1, 2020 has been, in compliance in all material respects with the HIPAA Privacy Rule and HIPAA Security Rule, and with PCI-DSS as applicable to payment card transactions or payment card information Processed by or on behalf of the Company.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, no Person has gained unauthorized access to or engaged in unauthorized Processing of: (i) any Personal Information, Company Data in the possession or control of the Company or its subcontractors, or Confidential Information held by the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that Process Personal Information, Company Data or Confidential Information owned or maintained by the Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”) that (i) required notification to any Governmental Authority or affected individuals under applicable Privacy Laws, or (ii) resulted in a material disruption to the Company’s business or a material liability for the Company. To the Company’s Knowledge, no Person has gained unauthorized access to, or engaged in unauthorized Processing of, Personal Information, Company Data or Confidential Information in the Company’s possession or control or in the possession or control of its subcontractors on the Company’s behalf, except for immaterial incidents that were timely remediated and did not give rise to the consequences described in clauses (i) or (ii) above.

(c) The Company is, and January 1, 2020 has been, in compliance in all material respects with the data privacy, data security and breach-notification provisions of the Company’s material Contracts that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information.

(d) To the extent required by applicable Law, the Company implements, materially follows, and clearly and conspicuously posts Privacy Policies providing complete and accurate notice of the data privacy, data protection and information security practices of the Company regarding the Processing of Personal Information.

(e) The Company has made all necessary disclosures to, and obtained all necessary consents from, users, customers, suppliers, Company Employees, Company Contractors, Governmental Authorities and other applicable Persons as required by applicable Privacy Laws in order to execute and deliver this Agreement and to perform the Transactions to which the Company is a party.

(f) The Company uses Contracts with its Company Contractors that Process Personal Information or Company Data on the Company’s behalf which, in all material respects, require such providers to (i) comply with applicable Privacy Laws, (ii) implement and maintain reasonable administrative, technical and physical safeguards, (iii) restrict Processing to specified purposes, and (iv) return or delete Personal Information and Company Data upon completion of services or as otherwise required. Section 4.14(f) of the Disclosure Schedule sets forth a list of the Company Contractors that, to the Company’s Knowledge, currently Process Personal Information or Company Data on behalf of the Company.

(g) The Company maintains, and since January 1, 2020 has maintained, a written information security program with safeguards that are commercially reasonable in light of the nature, scope and sensitivity of the Personal Information, Company Data and Confidential Information the Company Processes, which program includes processes reasonably designed to (i) identify and assess internal and external risks to such data, (ii) implement, monitor and maintain appropriate administrative, technical and physical safeguards to control such risks, (iii) address required notifications in the event of a breach of security of Personal Information in compliance with applicable Privacy Laws, and (iv) reduce the risk of unintentional data loss.

(h) The Company has provided periodic information-security and privacy training to Company Employees with role-appropriate access to Personal Information, Company Data, or Confidential Information, in each case in a manner that is commercially reasonable for the size and nature of the Business.

(i) To the extent required by applicable Law, since January 1, 2020 the Company has used industry-standard encryption (or functionally equivalent compensating controls) for the transmission of Personal Information over public networks where appropriate.

(j) The Company maintains commercially reasonable measures relating to security, maintenance, disaster recovery, redundancy, backup, archiving and protection against malware and other malicious code appropriate for the size and nature of the business.

(k) The Company follows an incident response plan reasonably designed to address actual or suspected Security Breaches or other security incidents, including procedures for identification, containment, investigation, remediation and, where required, notifications under applicable Privacy Laws.

(l) Since January 1, 2020, there (i) has been no Legal Proceeding pending, or threatened in writing, against the Company or its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights; (ii) there has been no Order affecting the Company’s Processing of Personal Information; and (iii) the Company has not received any written communication from, nor been the subject of any written investigation by, the U.S. Federal Trade Commission, any data protection authority or other Governmental Authority regarding the Company’s Processing of Personal Information.

(m) To the Company’s Knowledge, neither the execution and delivery of the Transaction Documents nor the consummation of the Transactions, including any transfer of Personal Information in connection therewith, will result in a material violation of (i) applicable Privacy Laws, (ii) the Company’s Privacy Policies, or (iii) any material privacy or data security requirements under Contracts to which the Company is a party, in each case, as in effect since January 1, 2020. Immediately following the Closing the Company will continue to have the right to use the Personal Information in its possession or control on terms materially consistent with those on which the Company had the right to use such Personal Information immediately prior to the Closing.

4.15 Health Care Matters.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedule, since January 1, 2020, the Company and each of its Affiliates, officers, directors, and Company Employees and, to the Company’s Knowledge, Company Contractors, any other Person who provides services under a Contract with the Company, and each representative or other Person acting for or on behalf of the Company, directly or indirectly through its representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), in each case, are and have been in compliance in all material respects with all applicable Health Care Laws.

(b) No Legal Proceeding has been filed, commenced, threatened in writing or, to the Company’s Knowledge, threatened orally involving the Company or any of its Affiliates alleging any failure to comply in any respect with Health Care Laws. Since January 1, 2020, no subpoena, demand, civil investigative demand, contact letter, or other written notice from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or potential violation of any applicable Laws, including any Health Care Law, has been filed or received by the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise. The Company has not made a voluntary disclosure to the Centers for Medicare & Medicaid Services (“CMS”) pursuant to the CMS self-referral disclosure protocol or otherwise.

(c) While in the employ of the Company, no current officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. Section 1001.2) of the Company: (i) has been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other state or federal healthcare program and has not been included on the OIG List of Excluded Individuals and Entities (LEIE); (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or potential investigation relating to any offense related to Medicare, Medicaid or any other state or federal health care program; (vi) is a party to, is bound by, or has a continuing obligation in respect of any Order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning compliance with any Health Care Law; or (vii) to the Company’s Knowledge, has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Law.

(d) The Company is, and has been at all times since January 1, 2020, duly certified by and registered in accordance with CLIA. The certificates issued by CLIA, and copies of the most recent CLIA and/or Medicare survey reports, including a list of deficiencies, if any, and proficiency test results, have been provided to Buyer. The Company is in compliance in all material respects with all CLIA requirements, and no suspension, revocation, termination, sanction, corrective action or limitation of any CLIA certification or accreditation is pending or, to the Company’s Knowledge, is threatened.

(e) The Company is, and has been at all times required by applicable Law, duly accredited, certified, enrolled, and in good standing to participate in and receive reimbursement under all Third Party Payor programs in which the Company has participated, is not subject to any suspension, revocation proceedings, or other limitation on such participation status, and is and has been in compliance in all material respects with the conditions of participation and all applicable conditions of payment for such Third Party Payor programs. The Company has not received written notice of any actual or alleged violation of, or failure to be in compliance in all material respects with, any Third Party Payor program.

(f) The billing practices of the Company and each of its Affiliates with respect to all Third Party Payors and Third Party Payor programs are and have always been in compliance in all material respects with all applicable Health Care Laws (including compliance with any requirement to bill and make reasonable efforts to collect from all government insurance patients for all cost-share amounts where the Company received information from the insurers indicating such patients had financial responsibility), as well as the provisions of any other Third Party Payor program agreement to which it is or has since January 1, 2020 been bound. Since January 1, 2020, neither the Company nor any Affiliate acting on its behalf has billed, received and retained any payment or reimbursement in excess of amounts allowed by (i) applicable Health Care Laws, (ii) the applicable reimbursement rates established from time to time by Third Party Payor programs, or (iii) the terms of each participating provider agreement or similar Contract or arrangements between the Company and Third Party Payor programs. The Company and each of its officers, directors, Company Employees, Company Contractors and any other Person who provides services to the Company under a Contract with the Company or any of its Affiliates has been in compliance in all material respects with the Medicare 14-day Rule and has separately billed and taken reasonable efforts to collect from hospitals where required by the Medicare 14-day Rule.

(g) The Company and any Affiliate acting on its behalf has (i) filed all reports and billings required to be filed with respect to each Third Party Payor in compliance in all material respects with applicable Laws and applicable Third Party Payor program requirements, and (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. There are no pending or, to the Company’s Knowledge, threatened audits, investigations, appeals, adjustments or Legal Proceedings relating to such claims. All claims submitted by the Company or any of its Affiliates were for medically necessary goods actually sold or services actually performed by the Company to eligible patients. The Company maintains sufficient documentation to materially meet the requirements of applicable Law or the applicable Third Party Payor to support all of the Company’s (or its Affiliates’ on its behalf) billings to Third Party Payors. To the extent that the Company has identified any overpayments from any Federal Health Care Program, the Company has notified the applicable agency and returned such overpayments within 60 days in accordance with the requirements under the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended. To the Company’s Knowledge, no event has occurred which would provide the basis for termination of (a) any Medicare or Medicaid provider Contract; or (b) any participating provider agreement or similar Contract or arrangements between the Company (or any of its Affiliates) and any Third Party Payor.

(h) Since January 1, 2020, the Company, its directors, officers, personnel (whether employed or engaged as Company Employees or Company Contractors), authorized representatives, and any Affiliates of any of the foregoing acting on behalf of the Company, in each case, are operating and have operated in compliance in all material respects with all applicable federal and state Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such person and any past, present or potential patient, physician, supplier, contractor, customer, immediate family member, Third Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business or to whom such person refers, recommends or arranges for the referral of patients or other health care business.

(i) The products sold and the services performed by the Company do not require pre-market clearance or approval by the U.S. Food and Drug Administration (“FDA”) and the Company is and has been in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and its implementing regulations. The Company is not and since January 1, 2020 has not been the subject of or otherwise involved in any audit, investigation, examination, inspection or other Legal Proceeding involving the FDA and, to the Company’s Knowledge, no such audit, investigation, examination, inspection or other Legal Proceeding is currently or has since January 1, 2020 been threatened by the FDA.

(j) The Company holds the licenses, certificates, approvals, permits or other authorizations or registrations set forth on Section 4.15(j) of the Disclosure Schedule (the “Scheduled Permits”). The Scheduled Permits represent all the licenses, certificates, approvals, permits or other authorizations or registrations required for the Company to comply in all material respects with all Health Care Laws.

4.16 Contracts.

(a) Section 4.16 of the Disclosure Schedule sets forth a list of each of the following Contracts, entered into after August 1, 2022 or for which the Company has ongoing obligations, to which the Company is a party or by which it or any of its assets are bound that are in effect as of the date hereof (the “Material Contracts” and each, a “Material Contract”); provided, that for purposes of this Section 4.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:

(i) any Contract providing for payments by or to the Company in an aggregate amount of $50,000 or more on an annualized basis;

(ii) any dealer, distributor, reseller or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market or sell its products or services to any other Person;

(iii) (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;

(iv) any Contract (A) pursuant to which (I) the Company is granted exclusive rights or “most favored party” rights to any product or service or (II) any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Owned Intellectual Property or Company Data, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Owned Intellectual Property or Company Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Owned Intellectual Property, or to make use of any Company Owned Intellectual Property, Company Data, or Personal Information including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, (E) restricts the Company’s use of data collected by the Company through its operations, or (F) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(v) other than licenses for Off-the-Shelf Software that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property rights used in the development, marketing or licensing of the Company Products;

(vi) any license, sublicense, or other Contract pursuant to which any Person is authorized to use any Company Owned Intellectual Property, Company Data or Personal Information (other than customer agreements on the Company’s standard form agreement, a copy of which has been provided to Buyer);

(vii) any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Owned Intellectual Property, Company Data or Personal Information;

(viii) any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors on the Company’s standard form of agreement, copies of which have been provided to Buyer);

(ix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the Ordinary Course;

(x) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products, Company Owned Intellectual Property, Company Data or Personal Information;

(xi) any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company other than any such Contract entered into by the Company in the Ordinary Course;

(xii) any settlement agreement;

(xiii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(xiv) any Contract (A) evidencing Indebtedness in excess of $50,000, (B) for capital expenditures in excess of $100,000 or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xv) any (A) Lease and (B) Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xvi) any Contract with any Third Party Payor or any contractor or agent of any Third Party Payor (or any Contract otherwise related to any Federal Health Care Program, State Health Care Program or any other Third Party Payor program);

(xvii) any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;

(xviii) any Contract with any Governmental Authority, any Permit, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xix) any Contact for the provision of reagents or similar substances or compounds; and

(xx) any power of attorney.

(b) The Company has and, to the Company’s Knowledge, each other party thereto: (i) has materially performed all of the obligations required to be performed by it and is entitled to all benefits under, (ii) is not in material default or alleged to be in material default in respect of, any Material Contract, and (iii) has not taken (or failed to take), and to the Company’s Knowledge no other Person has taken (or failed to take), any action that would give any third party (A) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract; (B) the right to cancel, terminate or modify any Material Contract or (C) the right to indemnification or other recourse against the Company or any of its Affiliates under any Material Contract. Each Material Contract is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company does not have any Liability for renegotiation of Government Contracts. Neither the Company nor any other party to any Material Contract has declared or stated (x) any defense to performance under or (y) any legal theory or other reason to cease or delay performance under, any Material Contract (including impossibility, frustration of purpose, force majeure or any other legal doctrine or concept). The Company has made available to Buyer true, correct and complete copies of all Material Contracts.

(c) With respect to the Company’s Government Contracts, since January 1, 2020:

(i) The Company has been in compliance in all material respects with applicable Laws and the terms and conditions of each Government Contract and each and every bid, quotation or proposal submitted to receive a Government Contract.

(ii) The Company has not made a voluntary or mandatory disclosure in writing to any Governmental Authority with respect to any violation or potential violation of any applicable Law and the Company has not been made aware in writing of any facts that would give rise to an allegation that the Company has breached or violated any applicable Law.

(iii) The Company or, to the Company’s Knowledge, its Principals (as defined in FAR 2.101) are not, and have not been debarred or suspended in any form from doing business with any Governmental Authority nor have any of them otherwise been declared ineligible to do business with any Governmental Authority.

(iv) The Company or, to the Company’s Knowledge, its Principals (as defined in FAR 2.101) are not under investigation, charge or indictment with respect to any alleged irregularity, violation, misstatement or omission arising under or in any way relating to any Government Contract.

(v) No termination for convenience, termination for default, show cause notice, cure notice, negative determinations of responsibility, or adverse contracting officer’s final decisions has been issued against the Company with respect to a Government Contract, and, to the Company’s Knowledge, no event has occurred that could result in any such action.

(vi) There are no, and to the Company’s Knowledge, have not been any material, violations, misstatements, omissions, or other facts or circumstances relating to any Government Contract that have led to (a) an administrative, civil or criminal complaint, investigation or indictment of the Company, (b) the recoupment of any payments or reimbursements made to the Company, or (c) the assessment of any material penalties or damages of any kind. Other than in the Ordinary Course of Business, there are no, and to the Company’s Knowledge, have not been any material, pending audits, cost reviews, compliance reviews, or related investigations by a Governmental Authority of the Company arising under or relating to any Government Contract, and none would reasonably be expected.

(vii) The Company is and has been in compliance with Section 889 of the of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019 (Pub. L. 115-232) with respect to certain prohibited Chinese Telecommunications and Video Surveillance Services or Equipment in the performance of its Government Contracts.

(viii) The Company has not developed any Intellectual Property using Governmental Authority funding.

(d) With respect to any General Services Administration or Veterans’ Administration Multiple Award Schedule Contracts, the Company has provided current, accurate, and complete Commercial Sales Practices data (as defined in the General Services Administration’s Commercial Sales Practices Format document (CSP-1) and its Figure 515.4-2), Transaction Price Reporting data (as defined in 48 CFR §552.216-75), and any other required pricing data, and has implemented any and all price tracking mechanisms as were or are required.

4.17 Employee Benefits and Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date hereof, and correctly reflects: (i) their names and dates of hire, (ii) their position, full-time or part-time status, including each Company Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law, (iii) their annual base salary or hourly wage rate, as applicable, (iv) any other compensation payable to them including compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), paid time off entitlement and accrued paid time-off balance, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, and (v) any written promises or commitments made to any of the Company Employees with respect to any future changes or additions to their compensation or benefits listed in Section 4.17(a) of the Disclosure Schedule. Details of any Person who, as of the date hereof, has accepted an offer of employment made by the Company but whose employment has not yet started are also contained in Section 4.17(a) of the Disclosure Schedule.

(b) Section 4.17(b) of the Disclosure Schedule contains a list of all the current Company Contractors as of the date hereof. All current and former Company Contractors have been properly classified as independent contractors and all such Person’s agreements contain provisions which state that no employer-employee relationship exists between such Persons and the Company. The Company does not have and since August 1, 2022 has not had any Liability with respect to any misclassification of any Person (including the Company Contractors or any former Company Contractors) as an independent contractor. The Company does not engage any personnel through third-party agencies.

(c) Section 4.17(c) of the Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, under which any Company Employee participates (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) in which Company Employees participate, (ii) each loan to a Company Employee, (iii) all option, equity purchase, phantom equity, equity appreciation right, restricted equity, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all management, employment, executive compensation, relocation, repatriation, expatriation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any Company Employee, Company Contractor or non-employee manager of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(d) The Company does not sponsor or maintain any self-funded Company Employee Plan, including any plan to which a stop-loss policy applies. The Company has provided to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Buyer true, correct and complete copies of the Form 5500 reports filed for the last 3 plan years. The Company does not maintain a Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law, and the Company has complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee under any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each of the Company and its ERISA Affiliates has performed all obligations required to be performed by it under, is not in material default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans with respect to Company Employees. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan with respect to any Company Employee have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan with respect to each Company Employee for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan maintained by the Company can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer (other than ordinary administrative expenses typically incurred in a termination event) all subject to applicable Law. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of the Company and its ERISA Affiliates has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the Knowledge of the Company, is threatened by any current or former Company Employee, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to Company Employees under such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(g) Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) , in each case with respect to any current or former Company Employee, that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any Multiemployer Plan or any “multiple employer plan” as such term is defined in Section 413(c) of the Code with respect to any current or former Company Employee.

(i) The Company is, and at all times since August 1, 2022, has been in compliance in all material respects with all applicable Law respecting employment, termination of employment, enforcement of labor Laws, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, notice to employees regarding employment terms, employee benefits, worker classification (including the proper classification of workers as independent contractors), engagement of Company Contractors, wages, pay stubs, hours of work, overtime hours, meal and rest periods, classification, working during rest days and occupational safety and health and employment practices, immigration (including the Immigration Reform and Control Act) and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. The Company does not have any Liability with respect to any misclassification of: (a) any Company Employee leased from another employer, or (b) any Company Employee currently or formerly classified as exempt from overtime wages. The Company is not, and since August 1, 2022 has no been, engaged in any unfair labor practice. The Company does not have any material Liability for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any applicable Law. The Company has paid in full to all Company Employees and Company Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Company Contractors. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the Ordinary Course). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former Company Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any Company Employees or Company Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Authority.

(j) The Company has provided to Buyer true, correct and complete copies of each of the following in current use by the Company: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Company Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between Company Employees or Company Contractors and the Company (and a true, correct and complete list of employees, Company Contractors and/or others not subject thereto), (v) the most current management organization chart(s), and (vi) accurate and complete copies of all employee manuals and handbooks, all Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company Employees and Company Contractors of the Company. All Company Employees and Company Contractors have signed agreements with the Company (either an offer letter, employment agreement, or an independent contractor or consulting agreement, and also a confidentiality, non-competition and/or inventions assignment agreement) and no such Person is engaged by the Company without a written Contract.

(k) The Company is not and has never been a party to or bound by any collective bargaining agreement or other labor union Contract. No collective bargaining agreement is being negotiated by the Company, and the Company does not have any duty to bargain with any labor organization. There are no labor organizations representing, and, to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent any Company Employees. There is no, and has never been, any labor dispute, strike or work stoppage against the Company whether in the past or now pending or, to the Company’s Knowledge, threatened. Since August 1, 2022, the Company has not committed and none of its representatives has committed, any unfair labor practice, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened. The Company is not, and never has been, a member of any employers’ association or organization. Since August 1, 2022, the Company has not paid and is not required to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company does not have any material unsatisfied obligations of any nature due to any of its former Company Employees or Company Contractors, and their termination was in compliance in all material respects with all applicable Laws and Contracts.

(l) To the Company’s Knowledge, no Company Employee is in material violation of any term of any employment agreement, non-competition agreement, any restrictive covenant to or any other Contract with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. To the Company’s Knowledge, no Company Contractor is in material violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Company Contractor to be providing services to the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. No current Company Employee has given notice to the Company and, to the Company’s Knowledge, no current Company Employee intends to terminate his or her employment with the Company. The employment of each of the current Company Employees is “at will” and the Company does not have any obligation to provide a written prior notice prior to terminating the employment of any of their respective Company Employees. The Company does not have, and, to the Company’s Knowledge, no other Person has, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment or engagement to any present or former employee or Company Contractor of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of the Company of any terms or conditions of employment with Buyer following the Closing.

(m) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local applicable Law. Since August 1, 2022, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its Business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the date hereof.

(n) Except as contemplated by the covenants of Seller and Buyer under Section 6.3, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service of any Person or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Company Employee, current or former manager, or Company Contractor, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Company Employee, Company Contractor or current or former manager, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. There is no circumstance that is reasonably expected to give rise to any valid claim by any Company Employee or Company Contractor for compensation on termination of employment or services (beyond the contractual and the statutory severance pay to which they are entitled to).

(o) The Company does not engage, and since August 1, 2022 has not engaged, any Company Employee or Company Contractor whose employment or engagement requires special licenses or permits.

(p) The Company has delivered to Buyer true, correct and complete copies of all election statements under Section 83(b) of the Code in the possession of the Company, if any, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center with respect to any Equity Interests of the Company that were initially subject to a vesting arrangement or to other property issued by the Company to any Company Employees, non-employee managers, Company Contractors or other service providers.

(q) Section 4.17(q) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(r) There is no agreement, plan, arrangement or other Contract covering any Company Employee or other current service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or any of its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the actions required by the Transactions (whether alone or upon the occurrence of any additional or subsequent events), require directly or indirectly the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 4.17(r) of the Disclosure Schedule lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined as of the date hereof. No securities of the Company are readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the Treasury Regulations promulgated thereunder) such that the Company is ineligible to seek equityholder approval in a manner that complies with Section 280G(b)(5) of the Code. For the avoidance of doubt, nothing in this Section 4.17(r) shall apply to any termination or payment made voluntarily by Buyer or any of its Affiliates that is not required under the Transaction Documents.

4.18 Environmental Matters. The Company is, and since August 1, 2022 has been, in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. Except in compliance with Environmental, Health and Safety Requirements and in a manner that would not reasonably be expected to result in material Liability to the Company, the Company does not use or store any Hazardous Materials at, in, on, or under any Leased Real Property. The Company has not retained or assumed any Liability of any other Person in connection with any Environmental, Health and Safety Requirements. To the Company’s Knowledge, here are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any material Liability of the Company with respect to Environmental, Health and Safety Requirements. To the Company’s Knowledge, no Real Property currently or formerly owned, occupied, or operated by the Company is contaminated by Hazardous Material in an amount or concentration that could give rise to Liability to the Company. The Company is not the subject of any outstanding Order or notice of any kind from any Governmental Authority with respect to (a) compliance with Environmental, Health and Safety Requirements or (b) investigation, remediation, or other action related to any release or threatened release of a Hazardous Material. No claim has been made, is pending, or, to the Company’s Knowledge, has been threatened against the Company alleging that the Company may be in violation of any Environmental, Health and Safety Requirements or may have any Liability under any Environmental, Health and Safety Requirements. Since August 1, 2018, the Company has not arranged for the disposal, treatment, or transportation of Hazardous Materials at or to any site that has been included on a federal, state or local “superfund” list or list of contaminated sites or that is the site of a release or threatened release of Hazardous Material. To the Company’s Knowledge, there are no investigations of the Company by any Governmental Authority or any other Person pending or threatened, in each case, related to Liability under Environmental, Health and Safety Requirements. The execution, delivery and performance of this Agreement or the consummation of the Transactions do not require the consent of or filings with any Governmental Authority with respect to environmental matters. There are no existing (i) underground storage tanks, (ii) landfills, (iii) surface impoundments, (iv) asbestos-containing materials, or (v) items of equipment containing polychlorinated biphenyls located at any of the properties or facilities of the Company. The Company is not, and since August 1, 2022 has not been, subject to the (A) National Emission Standards for Hazardous Air Pollutants for Major Sources: Industrial, Commercial and Institutional Boilers and Process Heaters, (B) National Emission Standards for Hazardous Air Pollutants for Area Sources: Industrial, Commercial and Institutional Boilers and Process Heaters or (C) any similar Law regulating or limiting emissions from boilers.

4.19 Insurance. The Company does not maintain any insurance policies.

4.20 Certain Business Relationships. To the Company’s Knowledge, none of the officers or directors of the Company, the Company Employees, and none of their respective Affiliates or immediate family members of any of the foregoing, (a) has or, since August 1, 2022 has had, any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (b) is, or since August 1, 2022 has been, a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound (any such Contract, a “Related Party Agreement”), except for normal compensation for services as an officer, manager or employee thereof, (c) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the Business, except for the rights of Seller in its capacity as an equityholder under applicable Law, (d) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, manager or Company Employee incurred in the Ordinary Course, or (e) has any Indebtedness owing to the Company. The Company does not have any claim or right against, and does not owe any Indebtedness to, any of its officers, directors, or Company Employees, Seller, or any Affiliate or immediate family member of any of the foregoing.

4.21 Permits. The Company possesses, and is in compliance in all material respects with all terms and conditions of, all material licenses, approvals, permits, registrations (including registrations for any Company Products that are used or marketed for use as anti-microbials, antiseptics, disinfectants or sanitizers), certificates, variances, exemptions, consents and authorizations of any Governmental Authority required to operate the Business (collectively, “Permits”). The Company is not in default or violation in any material respect under any of the Company’s Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any of the Company’s Permits. The Company has made all material declarations or filings with applicable Governmental Authorities, in each case, that are necessary to enable the Company to lawfully carry on the Business. All Permits held by the Company are set forth on Section 4.21 of the Disclosure Schedule.

4.22 Anti-Bribery and Anti-Corruption. Neither the Company, nor its officers, directors, or employees or, to the Company’s Knowledge, any representative or any other Person acting at the direction of the Company has, since August 1, 2018, directly or indirectly through its representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would be reasonably expected to constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Since August 1, 2018, neither the Company nor, to the Company’s Knowledge, any of its directors or employees (acting in their capacities as such) has (i) received written notice of any allegation, whistleblower complaint, or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (ii) been charged with or been convicted of violating any Anti-Corruption Law or (iii) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

4.23 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV AND IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Notwithstanding the foregoing, (a) the Company hereby expressly agrees and acknowledges that Buyer may rely, and is relying, on the representations and warranties in this Article IV and (b) nothing in this Section 4.23 is intended to, and it shall not, impede, impair, hinder or affect in any respect any claim based upon fraud whether such claim for fraud arises from express representations or warranties contain in this Agreement or extra-contractual statements or omissions.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows as of the date hereof:

5.1 Organization and Good Standing. Buyer is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now conducted. For the purposes of this paragraph, “good standing” means that a company has filed all documents required under applicable Law in the relevant jurisdiction.

5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the Transaction Documents or to consummate the Transactions, other than in relation to the issuance of the Buyers Shares under this Agreement which are subject to (i) the finalization of the relevant reports of the board of directors and statutory auditor of Buyer, (ii) the passing of the relevant resolutions of the board of directors of Buyer to be recorded in one or multiple notarial deed(s) before a Belgian notary public and (iii) as the case may be, with respect to the Post-Closing Consideration, the renewal of the authorized capital of Buyer. The Transaction Documents constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject only to the effect, if any, of the Enforceability Exceptions.

5.3 Non-contravention.

(a) Neither the execution and delivery of the Transaction Documents by Buyer nor the consummation of the Transactions by Buyer will: (i) result in the creation of any Lien on any Buyer Shares issued to Seller, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under (A) any provision of Buyer’s Governing Documents, or (B) any applicable Law or Order to which Buyer is subject, or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Order.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions.

5.4 Brokers’ Fees. Other than with respect to the obligations owing to XMS Capital Partners, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions.

5.5 Capitalization; Financing. Buyer will have at the Closing sufficient cash or immediately available funds to enable it to consummate the Transactions, including payment of the Closing Consideration. The board of directors of Buyer has, on the date hereof, a sufficient authorized capital to satisfy Buyer’s obligations under this Agreement in relation to the Closing Consideration. The underlying Buyer Shares that will, as the case may be, comprise a portion of the Transaction Consideration, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, free of any liens, claims, or other encumbrances, except for restrictions on transfer under applicable securities Laws, and not subject to preemptive rights created by statute, the Buyer’s articles of association or any agreement or document to which Buyer is a party or by which it or its assets is bound.

5.6 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2023 (the “Buyer SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Buyer nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) The audited balance sheet of Buyer dated as of December 31, 2024 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet.” Neither Buyer nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Buyer Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

5.7 Investment Intent. Buyer is acquiring, directly or indirectly, the Company Equity Interests at Closing for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.

5.8 Disclaimer of Other Representations and Warranties; Limited Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V AND IN ANY OTHER TRANSACTION DOCUMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer acknowledges, for itself and on behalf of the Buyer Indemnified Parties, that (a) except as expressly contained in Article III and Article IV and any other Transaction Document, none of the Company, Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of the Company, in respect of the Company’s business, the Company or any of the Company’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Buyer and any of its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, and (b) Buyer has not relied on any representation or warranty of the Company or Seller other than the representations and warranties expressly contained in Article III and Article IV and any other Transaction Document.

Article VI
PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Article X:

6.1 General. Subject to the limitations set forth in Section 6.2, each of the parties hereto agrees to take all commercially reasonable efforts necessary, proper or advisable, and will cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective, in the most expeditious manner possible, the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII), including by executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or desirable for effecting completely the consummation the Transactions and including, for the avoidance of doubt, consummating the Transactions upon the satisfaction or waiver of all Closing conditions applicable to such party under Article VII.

6.2 Notices and Consents. The Company shall obtain, prior to the Closing, and deliver to Buyer at or prior to the Closing in a form reasonably acceptable to Buyer, all consents, waivers and approvals and to make any required notice under each Contract and Permit set forth, or required to be set forth, on Section 4.4(a) of the Disclosure Schedule. The Company shall give all notices (in a form acceptable to Buyer) and other information required to be given to the Company Employees, any collective bargaining unit representing any group of Company Employees, and any applicable Government Authority under the WARN Act (or similar applicable state or local Law), the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the Transactions. Notwithstanding anything contained in this Agreement to the contrary, including this Section 6.2, if any Legal Proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any Transaction, including as violative any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Buyer shall not have any obligation to litigate or contest any Legal Proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Buyer shall be under no obligation to make proposals, execute or carry out Contracts or submit to orders providing for (A) the sale, license, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or the Company, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their respective businesses or own such assets, or (C) the holding separate of the Company Equity Interests or any limitation or regulation on the ability of its Affiliates to exercise full rights of ownership of the Company Equity Interests.

6.3 Employee Benefit Plan Transition; Cooperation.

(a) Effective as of 11:59 p.m. (local time at the Company’s principal place of business) on the calendar day immediately preceding the Closing Date (or at such other time on the Closing Date as the parties may agree in writing, provided coverage is continuous), Seller shall, and shall cause its applicable Subsidiaries to, take all actions necessary to terminate the participation of the Company and the Company Employees in the Seller Plans (other than with respect to benefits that by their terms provide coverage or payment after participation ends, including in accordance with COBRA, flexible spending account run-out periods and insured benefit claim run-out). Seller and its Affiliates shall retain and be solely responsible for all Liabilities under the Seller Plans with respect to periods prior to the Closing Date (including claims incurred prior to the time participation ceases), and Buyer and its Affiliates shall be responsible for Liabilities under the Buyer Plans with respect to periods on and after the Closing Date.

(b) Buyer shall, or shall cause its Affiliates (including, from and after the Closing, the Company) to, use commercially reasonable efforts to make each Company Employee eligible to participate in the Buyer Plans that are generally available to similarly situated employees of Buyer and its Affiliates (including Buyer), effective as of 12:01 a.m. on the Closing Date (or, if administrative constraints reasonably require a later date with respect to any Buyer Plan that is a employee welfare benefit plan as defined in Section 3(1) of ERISA, as soon as practicable thereafter, in which case Buyer shall provide coverage that is retroactive to 12:01 a.m. on the Closing Date without gap in coverage). Without duplication and to the extent permitted under the applicable Buyer Plans and by applicable Law, Buyer shall (i) waive all waiting periods, actively-at-work requirements and pre-existing condition exclusions (if any) with respect to Company Employees and their eligible dependents, and (ii) provide each Company Employee with service credit under the Buyer Plans for purposes of eligibility and vesting (but not for benefit accruals under any plan or for purposes of equity award vesting), to the same extent such service was recognized under the corresponding Seller Plans immediately prior to the Closing.

(c) With respect to any tax-qualified defined contribution plan maintained by Seller or any Subsidiary of Seller (other than the Company) that covers Company Employees immediately prior to the Closing (a “Seller 401(k) Plan”) and any tax-qualified defined contribution plan maintained by Buyer or any Subsidiary of Buyer that is intended to cover Company Employees on and after the Closing (a “Buyer 401(k) Plan”), the Seller 401(k) Plan shall provide for the distribution of account balances to Company Employees (and their beneficiaries and alternate payees) as soon as administratively practicable following the Closing in accordance with the terms of the Seller 401(k) Plan. The Buyer 401(k) plan will accept direct rollovers of eligible rollover distributions (as defined in Section 402(c)(4) of the Code) to the extent elected by a Company Employee, other than any direct rollovers of loan balances. If and to the extent required by applicable Law (including by reason of a partial termination), Seller shall fully vest the accounts of affected participants under the Seller 401(k) Plan.

(d) Seller shall administer, or cause to be administered, in the ordinary course and at its expense, all health and welfare benefit claims incurred under the applicable Seller Plans prior to the time participation ceases in accordance with the terms of the applicable Seller Plans.

(e) Seller shall be responsible for providing COBRA coverage with respect to all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9, and (ii) Buyer or its Affiliate (including, from and after the Closing, the Company) shall be responsible for providing COBRA coverage with respect to any Company Employee who becomes covered under a Buyer Plan on or after the Closing.

(f) Seller and Buyer or Buyer, as applicable, shall reasonably cooperate and provide each other, their respective plan administrators, insurers and payroll providers with such data, reports and certifications as are reasonably necessary to implement this Section 6.3, including eligibility files, census data, coverage elections, deductions, year-to-date payroll and benefit contribution information, and claims histories (in each case subject to applicable Privacy Laws). Each party shall use commercially reasonable efforts to obtain any third-party consents required to share such information.

(g) Nothing in this Section 6.3 shall (i) be construed to establish, amend or modify any benefit plan of Buyer, Buyer, or their respective Affiliates, (ii) create any third-party beneficiary or other rights in any employee, former employee, beneficiary or other Person, or (iii) confer any right to continued employment with Buyer, the Company or any of their respective Affiliates.

6.4 Operation of Business Prior to Closing.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing, the Company shall, and Seller shall cause the Company to: (i) conduct the Business solely in the Ordinary Course (except as required under applicable Law or to the extent expressly provided otherwise herein or as consented to in writing by Buyer) and in compliance in all material respects with applicable Law; (ii) pay all of its Taxes when due and pay and perform all of its material other material debts and obligations when due, (iii) use commercially reasonable efforts to (A) collect accounts receivable when due and not extend credit outside of the Ordinary Course, (B) sell the products and perform the services of the Company in the Ordinary Course and (C) preserve intact its present business organizations, keep available the services of its present officers and Company Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, Company Contractors and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing; and (iv) maintain and preserve its business organization, assets and properties, including the Leased Real Property in accordance with the terms of the applicable Lease. Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(b) Without limiting the generality or effect of the provisions of Section 6.4(a), except as expressly set forth on Section 6.4(b) of the Disclosure Schedule or as expressly required by the Transaction Documents, during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing, the Company shall not, and Seller shall not cause or permit the Company to, do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer or as required by applicable Law):

(i) Company Governing Documents. Amend any of its Governing Documents or equivalent organizational or governing documents;

(ii) Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(iv) Material Contracts. (A) Enter into, amend or modify any (1) Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract, (2) Contract requiring a novation, waiver, consent or notice in connection with the Transactions, (3) Contract providing for any material change in the obligations of any party thereto in connection with the consummation of the Transactions, or (4) Contract that will automatically terminate in connection with the consummation of the Transactions, (B) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or (C) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (1) adversely affect the Company (or any of its Affiliates) in any material respect, (2) impair the ability of the Company or Seller to perform any of their respective obligations under this Agreement or (3) prevent, delay or impair the consummation of the Transactions;

(v) Pricing and Coverage. (A) Seek the issuance of, any modification of, request any change to or challenge (or participate in any challenge to)  any new, proposed or existing coverage determination or coverage policy regarding any Company Product to or by any Third Party Payor (or any contractor or agent of any Third Party Payor) or (B) supplement, or provide any supplemental or additional information or responses regarding, any new, proposed or existing coverage determination or coverage policy regarding any Company Product to any Third Party Payor (or any contractor or agent of any Third Party Payor);

(vi) Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests;

(vii) Employees; Company Contractors. (A) Hire or engage any officer, employee or contractor, (B) terminate the employment or engagement, change the title, office or position, or materially reduce the responsibilities of any employee officer, Company Employee or Company Contractor, or induce or encourage any officer, Company Employee or Company Contractor to resign from the Company, (C) enter into, amend or extend the term of any employment or engagement agreement with any officer, Company Employee or Company Contractor, (D) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law), (E) add any new members to the Company’s board of directors, or (F) make any representations or issue any communications to officers, Company Employees or Company Contractors regarding this Agreement or the Transactions, including any representations regarding offers of employment or engagement from Buyer or any of its Subsidiaries or any of their respective Affiliates;

(viii) Loans and Investments. Make any loans or advances (other than routine expense advances to current Company Employees in the Ordinary Course) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness;

(ix) Intellectual Property Licenses. (A) Transfer or license, other than in the Ordinary Course, from any Person any rights to any Intellectual Property or data, (B) transfer or license to any Person, other than in the Ordinary Course, any rights to any Company Owned Intellectual Property or Company Data, (C) transfer or provide a copy of any Company Source Code to any Person (including any Company Employee or Company Contractor of the Company or any commercial partner of the Company), other than providing access to Company Source Code to Company Employees and Company Contractors involved in the development of the Company Products on a need to know basis in the Ordinary Course or (D) disclose, use or otherwise fail to maintain the confidentiality of any Trade Secrets;

(x) Intellectual Property. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course;

(xi) Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the Ordinary Course, or enter into any Contract with respect to the foregoing;

(xii) Data Protection. Publish any new Privacy Policy or amend any Privacy Policy, or enter into any new Company Privacy Commitment (other than any Privacy Policy published or amended by Seller as applicable to Seller Subsidiaries generally);

(xiii) Indebtedness; Encumbrances; Capital Expenditures. (A) Incur or guarantee any Indebtedness; (B) place or allow the creation of any Lien (other than a Permitted Encumbrance) on any of its properties or (C) make any material capital expenditures, capital additions or capital improvements;

(xiv) Payment of Obligations. (A) Pay, discharge or satisfy (1) any claim or Liability to any Person who is a direct or indirect equityholder or an officer or manager of the Company (other than compensation due for services as an officer or manager in the Ordinary Course) or (2) any claim or Liability arising other than in the Ordinary Course, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses; (B) defer payment of any accounts payable other than in the Ordinary Course; or (C) give any discount, accommodation or other concession other than in the Ordinary Course, in order to accelerate or induce the collection of any receivable;

(xv) Insurance. Materially change the terms of, or terminate, any Insurance Policy, other than renewals in the Ordinary Course;

(xvi) Termination or Waiver. Cancel, release or waive any material claims or rights held by the Company;

(xvii) Company Employee Plans; Pay Increases. (A) Adopt or amend any Company Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any Company Employee Plan, except in each case as required under applicable Law or as necessary to maintain the qualified status of such plan under the Code, (B) pay any bonus or special remuneration to any officer or Company Employee or any non-employee manager or Company Contractor, (C) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company of a bonus, commission or additional salary, compensation (of any type or form, including equity, equity-based or equity-linked compensation) or employee benefits to any such Person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan), or (D) increase the salaries, wage rates, fees or other compensation (of any type or form, including equity, equity-based or equity-linked compensation) payable to its Company Employees or Company Contractors (other than as set forth on Section 6.4(b)(xvii) of the Disclosure Schedule);

(xviii) Severance Arrangements. Grant or pay, or enter into (or make any commitment to enter into) any Contract providing for the granting of any severance, retention or termination pay, the creation of any retention-related pool of cash, stock or other payments, or the acceleration of vesting or other benefits, to any Person (in each case, other than payments or acceleration that have been disclosed to Buyer and are set forth on Section 6.4(b)(xviii) of the Disclosure Schedule);

(xix) Lawsuits; Settlements. (A) Commence a Legal Proceeding other than (1) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business (provided, that the Company consults with Buyer prior to the filing of such a suit), or (2) for a breach of this Agreement or (B) settle or agree to settle any pending or threatened Legal Proceeding;

(xx) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or other similar partnership;

(xxi) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amended federal, state, or foreign Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes or surrender any claim for a return of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxii) Accounting. Change any accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP upon the written advice of the Company’s independent accountants and after written notice to Buyer;

(xxiii) Warranties, Discounts. Materially change the amount of, or manner in which it provides, warranties, discounts or other credits to customers;

(xxiv) Related Party Transactions. Enter into any Contract that, if entered prior to the date hereof, would be required to be listed on Section 4.20 of the Disclosure Schedule; and

(xxv) Other. Take, or agree in writing or otherwise to take, (A) any of the actions described in clauses (i) through (xxiv) in this Section 6.4(b), or (B) any action which would reasonably be expected to make any of Seller’s or the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 7.2(a) would not be satisfied) or prevent Seller or the Company from performing or cause Seller or the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by Seller or the Company (such that the condition set forth in the second sentence of Section 7.2(a) would not be satisfied).

6.5 Notice of Developments. Without limiting the generality of Section 6.4, except to the extent (i) expressly permitted by the terms of this Agreement; (ii) required by applicable Law or (iii) expressly set forth in Section 6.5 of the Disclosure Schedule, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article X and the Closing, the Company shall promptly notify Buyer in writing, following gaining knowledge, of:

(a) any notice or other communication from any Person alleging that the consent of or notice to such Person is or may be required in connection with the execution and delivery of the Transaction Documents or consummation of the Transactions;

(b) any notice or other communication to or from any Governmental Authority delivered in connection with the Transactions or this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affect the Company or Buyer, as the case may be, that relate to the consummation of the Transactions, including ongoing material developments with respect thereto;

(d) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement or any allegation that, if proven true, would constitute an inaccuracy in or breach of any of such respective representations, warranties or covenants (provided, that, qualifications by reference to the term “as of the date hereof” in any representation or warranty in Article III or Article IV shall not be taken into account in determining whether an inaccuracy in or breach of any of the representations or warranties of Seller or the Company has occurred following the date hereof that requires disclosure to the applicable party pursuant to the terms set forth above); and

(e) any event, condition, fact, circumstance, occurrence or event that, individually or in the aggregate with any other events, conditions, facts, circumstances, occurrences or events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VII not to be satisfied.

No information obtained by Buyer pursuant to this Section 6.5 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein, and all such information shall be disregarded for the purpose of determining whether the conditions set forth in Section 7.2 have been satisfied and shall not be deemed to qualify any of the representations and warranties set forth in Article III or Article IV in any respect. The Company shall consult Buyer in good faith regarding the conduct of the defense of any claim described in Section 6.5(c).

6.6 Access. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article X and the Closing, to the extent not prohibited by applicable Law, (a) the Company shall afford Buyer and its Affiliates and representatives reasonable access during business hours and upon prior notice to (i) the Company’s properties, personnel, books, Contracts and records and (ii) all other information in the Company’s possession concerning the business, properties and personnel of the Company as Buyer may reasonably request and (b) the Company shall provide to Buyer and its representatives true, correct and complete copies of the Company’s (i) internal financial statements and all related workpapers and other supporting materials, (ii) Tax Returns, Tax elections and at the request of Buyer all other records and workpapers relating to Taxes (other than any Tax Returns, elections, and workpapers solely relating to Group Taxes), (iii) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party and (iv) receipts for any Taxes paid to foreign Tax Authorities. Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement pursuant to Article X and the Closing, the Company shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Company and the Business and the general status of the ongoing operations of the Company and the Business. No information obtained by Buyer during the pendency of the Transactions pursuant to this Section 6.6 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that (A) it would require the Company to disclose information (1) subject to attorney-client privilege, (2) which would conflict with any confidentiality obligations to which the Company is bound or (3) in violation of applicable Law, or (B) such access would unreasonably interfere with the conduct of the Business. Further, the Company must approve, such approval not to be unreasonably withheld, conditioned or delayed, and an officer of the Company must be present and included in any communications with, any Company Employee or, solely to the extent such communication relates solely and exclusively to the consummation of the Transactions, any customer of the Company; provided, that, the parties acknowledge and agree that nothing in this Section 6.6 shall be deemed to limit Buyer or any of its Affiliates from communicating with any customer of the Company to the extent such communication does not primarily relate to the Transactions. Buyer agrees to abide by the confidentiality terms of the Confidentiality Agreement and any rules of conduct reasonably imposed by the Company and Buyer with respect to such access and any information furnished to it or its representatives pursuant thereto. Buyer will treat such information as Confidential Information under the Confidentiality Agreement.

6.7 Exclusivity. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article X and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or representatives to, directly or indirectly, (a) solicit, initiate, seek, entertain, encourage, facilitate or induce the making of, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (e) enter into any other transaction or series of transactions not in the Ordinary Course, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. The Company shall be deemed for all purposes of this Agreement to have breached this Section 6.7 to the extent any of its Affiliates or representatives takes any action that would otherwise be a breach hereof. The Company shall promptly (but in any event, within 24 hours) notify Buyer in writing after receipt by it, of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons. Such notice shall attach any writing or other document evidencing or documenting such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, describe the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and the identity of the Person or Persons making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.

Article VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in a writing signed by each of Seller and Buyer, in whole or in part, to the extent permitted by applicable Law:

(a) No Order; Illegality. There shall not be any Law or Order in effect which would have the effect of preventing consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any of the Transactions to be rescinded, and no Legal Proceeding shall be pending which seeks to prevent or enjoin any of the Transactions.

(b) Governmental Approvals. The parties shall have timely obtained from each Governmental Authority all other consents, approvals and waivers set forth in Section 7.1(b) of the Disclosure Schedule, if any, with respect to the consummation of the Transactions.

7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to satisfaction of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Article III and Article IV shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of each such date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date.

(b) Covenants. The Company and Seller shall have performed and complied in all material respects with all of the obligations and covenants under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c) Officer’s Certificates. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Sections 7.2(a) and (b) have been satisfied with respect to the Company. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an authorized officer of Seller certifying on behalf of Seller that each of the conditions specified in Sections 7.2(a) and (b) have been satisfied with respect to Seller.

(d) Material Adverse Effect; Trigger Event. Since the date of this Agreement, there shall not have occurred (i) any Material Adverse Effect that is continuing or (ii) any Trigger Event.

(e) Legal Proceedings. No Governmental Authority shall have commenced or threatened in writing to commence any Legal Proceeding (i) challenging or seeking the recovery of a material amount of damages in connection with any of the Transactions, (ii) seeking to prohibit or limit the exercise by Buyer of any right pertaining to ownership of the Company Equity Interests or (iii) seeking to prohibit or limit in any respect the operation by Buyer of the Business.

(f) Minimum Cash Amount. The Company shall have in its back account on the Closing Date immediately available funds in an amount no less than the Minimum Cash Amount.

(g) Lien Releases. The Company shall have delivered to Buyer, in form and substance reasonably satisfactory to Buyer, payoff letters and Lien releases for all Company Debt for borrowed money and shall have made arrangements reasonably satisfactory to Buyer for such holders to deliver evidence of filed copies all such Lien releases to Buyer as soon as practicable after the Closing.

(h) Third Party Consents and Notices. The Company shall have delivered to Buyer, in form and substance reasonably satisfactory to Buyer, copies of consents signed by and notices provided to the applicable third Person with respect to the consummation of the Transactions, in each case, for all Contracts and Permits set forth, or required to be set forth, on Section 4.4(a) of the Disclosure Schedule.

(i) No Outstanding Securities. Other than Company Equity Interests held by Seller, no Person holds any Equity Interests of the Company, equity appreciation rights, units, schemes, calls or rights, or is party to any Contract of any character to which the Company or Seller is a party or by which it or its assets is bound, obligating the Company or Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

(j) Equity Interests Assignment. Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer, an instrument of assignment of shares to transfer to Buyer at the Closing ownership of the Company Equity Interests, free and clear of any Liens (other than restrictions under applicable securities Laws).

(k) Resignations. The Company shall have delivered to Buyer the written resignations, in form and substance reasonably satisfactory to Buyer, of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person, effective concurrently with the Closing.

(l) Secretary’s Certificate. The Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, of the secretary or an assistant secretary of the Seller, properly executed by such Person, certifying as to a copy attached thereto of the resolutions of the Seller’s board of directors (or equivalent governing body) authorizing and approving the Transactions.

(m) Certificate of Good Standing. Buyer shall have received a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which the Company is organized, as of a date not earlier than 5 Business Days prior to the Closing.

(n) Transition Services Agreement. The Company and Seller shall have delivered to Buyer the Transition Services Agreement, duly executed by the Company and Seller.

(o) License Agreement. The Company and Seller shall have delivered to Buyer the License Agreement, duly executed by the Company and Seller.

(p) Lease Agreement. The Company shall have delivered to Buyer the Lease Agreement, duly executed by the Company and Seller.

(q) Restrictive Covenant Agreement. Seller shall have delivered to Buyer the Restrictive Covenant Agreement, duly executed by Seller.

(r) Termination of Related Party Agreements. The Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that all outstanding Related Party Agreements set forth on Section 7.2(r) of the Disclosure Schedule have been terminated without any further liability to Buyer and its Affiliates (including the Company) after the Closing.

(s) Intellectual Property Assignment Agreements. The Company shall have delivered to Buyer, (i) in form and substance reasonably satisfactory to Buyer, an instrument of assignment to transfer to the Company at or prior to the Closing ownership of the Intellectual Property set forth on Section 7.2(s) of the Disclosure Schedule, properly executed by each transferor thereof and (ii) the Confirmatory IP Assignment, duly executed by Seller and its Affiliates party thereto.

(t) Clinical Laboratory License. Written approval from the Massachusetts Department of Health Clinical Laboratory Licensing Unit and the New York State Department of Health regarding change of ownership of the Company. For avoidance of doubt, such written approval includes issuance of a new or updated license.

(u) Exosome Diagnostics GmbH. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that Exosome Diagnostics GmbH that the equity securities thereof have been transferred from the Company to Seller or one of Seller’s Affiliates (other than the Company).

(v) Innovation Platform Side Letter. Seller shall have delivered to Buyer the Innovation Platform Side Letter, duly executed by Seller.

(w) MGH License. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the Company has delivered valid and effective notice to terminate the MGH License pursuant to the terms thereof.

(x) Certain License Agreements. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the(i) Co-Development, Exclusive Licensing and Commercialization Agreement, by and between the Company and One Lambda, Inc., dated February 16, 2022 and (ii) Non-Exclusive license Agreement, by and between the Company and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. dated February 8, 2012 have been validly assigned to Seller and the Company has no further liability or obligations thereunder.

(y) Form W-9. The Seller shall have delivered to Buyer a duly completed and executed IRS Form W-9.

(z) Contribution Confirmation. Seller shall have delivered to Buyer a duly executed Contribution Confirmation confirming the Contribution of the Initial Closing Consideration Payable.

(aa) Other Closing Deliverables. The Company and Seller shall have delivered to Buyer such other documents and instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

Buyer may waive any condition specified in this Section 7.2 if it executes a writing delivered to the Company so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer for the purposes of this Section 7.2.

7.3 Additional Conditions to Obligation of the Company and Seller. The obligation of the Company and Seller to consummate the Transactions is subject to satisfaction of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Article V shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of that date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date), except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date.

(b) Covenants. Buyer shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer certifying on behalf of Buyer that each of the conditions specified in Sections 7.3(a) and (b) have been satisfied.

(d) Secretary’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, of the secretary or an assistant secretary of each of the Buyer, properly executed by such Persons, certifying as to a copy attached thereto of the resolutions of the board of directors (or equivalent governing body) of Buyer authorizing and approving the Transactions.

(e) Transition Services Agreement. Buyer shall have delivered to Seller the Transition Services Agreement, duly executed by Buyer.

(f) License Agreement. Buyer shall have delivered to Seller the License Agreement, duly executed by Buyer.

(g) Lease Agreement. Buyer shall have delivered to Seller the Lease Agreement, duly executed by Buyer.

(h) Innovation Platform Side Letter. Buyer shall have delivered to Seller the Innovation Platform Side Letter, duly executed by Buyer.

The Company or Seller may waive any condition specified in this Section 7.3 if it executes a writing delivered to Buyer so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and Seller for the purposes of this Section 7.3.

Article VIII
INDEMNIFICATION

8.1 Indemnification by Seller. From and after the Closing, subject to the terms of this Article VIII, Seller shall indemnify, defend, pay and reimburse the Buyer Indemnified Parties, and hold each of them harmless from, against and in respect of all Damages suffered, sustained, incurred or paid by the Buyer Indemnified Parties, whether directly or indirectly, arising out of, resulting from or in connection with:

(a) any inaccuracy in or misrepresentation or breach of any representation or warranty set forth in Article III or Article IV or in any certificate delivered pursuant to Section 7.2(c) (other than, in each case, a representation or warranty that is a Fundamental Representation);

(b)

(i) any inaccuracy in or misrepresentation or breach of any Fundamental Representation or in any certificate delivered pursuant to Section 7.2(c) (to the extent related to any Fundamental Representation); or

(ii) (A) any inaccuracy in or misrepresentation or breach of any Health Care Representation or in any certificate delivered pursuant to Section 7.2(c) (to the extent related to any Health Care Representation) or (B)  the matters set forth on Exhibit 8.1(b)(ii) to the extent such Damages (x) are sought by a third party or otherwise result from a Third-Party Claim and (y) are resulting from the operations or practices of the Company prior to Closing;

(c) any breach of any covenant or agreement of Seller or the Company set forth in this Agreement;

(d) any Company Debt to the extent unpaid and outstanding as of the Closing not included in the Debt Payoff Amount or taken into account in the Closing Consideration, as finally determined;

(e) any Transaction Expenses to the extent unpaid as of the Closing and not taken into account in the calculation of the Closing Consideration, as finally determined;

(f) any Pre-Closing Taxes;

(g) the matters set forth on Exhibit 8.1(g).

8.2 Indemnification by Buyer. From and after the Closing, subject to the terms of this Article VIII, Buyer shall indemnify, defend, pay and reimburse the Seller Indemnified Parties, and hold each of them harmless from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Indemnified Parties, whether directly or indirectly, arising out of, resulting from or in connection with:

(a) any inaccuracy in or misrepresentation or breach of any representation or warranty set forth in Article V or in any certificate delivered pursuant to Section 7.3(c); or

(b) any breach of any covenant or agreement of Buyer set forth in this Agreement.

8.3 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties in this Agreement or document delivered pursuant to this Agreement shall survive the Closing. The covenants or agreements contained in this Agreement (i) that contemplate performance on or before the Closing will continue in full force and effect after the Closing until 11:59 p.m. Pacific time on the date that is the 6 month anniversary of the Closing Date and (ii) that contemplate performance after the Closing will continue in full force and effect after the Closing in accordance with their terms until fully performed. Except as set forth in this Section 8.3, the period during which claims for Damages may be made (the “Claims Period”) for damages arising out of, resulting from or in connection with the matters set forth in Section 8.1(a) shall survive the Closing and shall terminate at 11:59 p.m. Pacific time on the date that is the 18 month anniversary of the Closing Date (the “General Claims Period”); the Claims Period for Damages arising out of, resulting from or in connection with (a) the matters set forth in Sections 8.1(b)(i) and 8.1(b)(ii) shall survive the Closing and shall terminate at 11:59 p.m. Pacific time on the later of (x) that date that is the sixth anniversary of the Closing Date and (y) the date that is 60 days after the expiration of the statute of limitations applicable to such claims, (b) the matters set forth in Section 8.1(f) shall survive the Closing until the date that is 60 days after the expiration of the statute of limitations applicable to such claims, (c) the matters set forth in Sections 8.1(d) and 8.1(e) and 8.1(g) shall survive until the sixth anniversary of the Closing Date, and (d) the matters set forth in Sections 8.1(g) shall survive the Closing and shall not terminate; provided, further, that any representation, warranty or covenant as to which a claim shall have been asserted with reasonable specificity during the applicable Claims Period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.3 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.4 Certain Limitations.

(a) Seller shall not be liable to any Buyer Indemnified Party for any Damages pursuant to Section 8.1(a) and Buyer shall not be liable to any Seller Indemnified Party for any Damages pursuant to Section 8.2(a) unless and until the aggregate amount of all Damages pursuant to Section 8.1(a) or Section 8.2(a), as applicable, exceeds $75,000 (the “Deductible”), at which point the Indemnifying Party shall be obligated to indemnify the Indemnified Party for only such Damages that exceed the Deductible.

(b) The aggregate amount of Seller’s liability under Section 8.1(a) and the aggregate amount of Buyer’s liability under Section 8.2(a) shall not, in either case, exceed $2,000,000 (the “General R&W Cap”) and the aggregate amount of Seller’s liability under Section 8.1(b)(ii) shall not exceed the Health Care R&W Cap; provided, that, notwithstanding the foregoing, in the case of fraud or intentional misrepresentation committed by or on behalf of the Company or Seller (or any of their respective Affiliates, directors, officers, employees or agents) with respect to any representation, warranty, covenant, agreement or obligation made hereunder, there shall be no limitation on the amount of Damages the Buyer Indemnified Parties may recover from Seller for such fraud or intentional misrepresentation. For the sake of clarity, the Deductible and the General R&W Cap shall only apply to claims for Damages arising out of, resulting from or in connection with the matters listed in Section 8.1(a) and Section 8.2(a) and the Health Care R&W Cap shall only apply to claims for Damages arising out of, resulting from or in connection with the matters listed in Section 8.1(b)(ii). Notwithstanding anything to the contrary contained herein, (A) the Indemnifying Party shall have no right of indemnification, contribution or right of advancement from any Indemnified Party with respect to any Damages claimed by any Indemnified Party and (B) the Indemnifying Party shall have no right of subrogation against the Indemnified Party with respect to any indemnification of any Indemnified Party. For purposes of determining the calculation of Damages resulting therefrom that are subject to indemnification under this Agreement, all qualifications as to “material,” “materiality,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import contained in or otherwise applicable to such representations and warranties (including to the extent set forth in any definitions) shall be disregarded and have no force or effect.

(c) Any claim for Damages will be calculated without regard to any punitive or exemplary damages unless such damages are actually award to a third party in a Third-Party Claim; provided that the foregoing limitations included in this Section 8.4(c) shall not apply to any claim for indemnification under Section 8.1(b)(ii).

8.5 Procedure for Indemnification.

(a) In the event any Buyer Indemnified Party or Seller Indemnified Party intends to seek indemnification pursuant to the provisions of Section 8.1 or 8.2 (the “Indemnified Party”), the Indemnified Party shall give written notice hereunder to the other party (the “Indemnifying Party”) of any Damage or Legal Proceeding for which recovery or other action may be sought by the Indemnified Party because of the indemnification provided for in Section 8.1 or 8.2 (such notice, a “Claim Notice”) The Indemnifying Party shall have 30 days after its receipt of the Claim Notice to accept such claim(s) for indemnification described therein by delivery of a written notice to the Indemnified Party specifying in reasonable detail, to the extent practicable, the basis for such objection (an “Acceptance Notice”). If the Indemnifying Party does not deliver an Acceptance Notice to the Indemnified Party within such 30 days, Indemnifying Party shall be deemed to have rejected such claim, (i) then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of at least 60 days from the date thereof, and (ii) the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Notwithstanding the foregoing, the failure by any Indemnified Party to follow the procedures set forth in this Section 8.5 will not relieve the Indemnifying Party of its obligations pursuant to Section 8.1 or Section 8.2, as applicable, except to the extent that such Indemnifying Party is materially and adversely prejudiced as a result thereof.

(b) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnified Party shall permit the Indemnifying Party, at its sole cost and expense and upon prompt written notice to the Indemnified Party acknowledging and accepting such indemnification obligation to the extent set forth under this Agreement, to assume the defense of any such Damage or Legal Proceeding, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that Buyer, in the event any Buyer Indemnified Party shall be the Indemnified Party, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of any such Damage or Legal Proceeding, the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement thereof, and the Indemnifying Party shall keep the Indemnified Party reasonably advised on the status of such Third-Party Claim, on at least a monthly basis (and on a more frequent basis upon the occurrence of material developments, pleadings or events related to such defense), and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. The Indemnifying Party shall conduct the defense in good faith and shall not consent to a settlement of, or the entry of any judgment arising from, any such Damage or Legal Proceeding, without the written consent of the Indemnified Party if (i) such settlement or judgment would result in the finding or admission of any violation of Law, (ii) such settlement or judgment would impose liability on the part of the Indemnified Party or (iii) such settlement or judgment would include, or seeks, a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim, except to the extent that receipt of such documents would affect any privilege relating to any Indemnified Party, and subject to execution by such Indemnified Party (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense. Notwithstanding the foregoing, (A) the Indemnifying Party shall not be entitled to assume control of such defense, the Indemnified Party shall assume control of such defense, and the Indemnifying Party and shall pay the fees and expenses of reasonable counsel retained by the Indemnified Party if (1) the claim for indemnification relate to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks, a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party; (3) the Indemnifying Party has failed or is failing to defend actively, diligently and in good faith or has materially failed or is materially failing to keep the Indemnified Party apprised of all material developments, including settlement offers, or has failed or is failing to permit the Indemnified Party to participate in such defense; (4) the claim involves any Governmental Authority, including the IRS, OIG or CMS; (5) the claims involves the Company’s material business relations or is other reasonably likely to have a materially adverse impact on the business, operations, financial or other condition of the Indemnified Party or any of its direct or indirect Subsidiaries or other Affiliates (including, in the case of the Buyer, the Company); (6) there would, under applicable standards of professional conduct, be a conflict of interest on any significant issue between the Indemnified Party and the Indemnifying Party (excluding for such purposes the existence of the indemnification claim itself) or other similarly inappropriate matter associated with joint representation, or (7) the Indemnified Party reasonably believes that the Damages relating to such claim could exceed the maximum amount that the Indemnified Party could then be entitled to recover under this Article VIII, provided, that, in the case of the circumstances described by the foregoing clauses (4), (5) or (7), the Indemnifying Party (after having surrendered control of such defense to the Indemnified Party), shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense; and (B) the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. If the Indemnifying Party does not assume or is not permitted to assume (or retain) the defense of any such Damage of a third party or Legal Proceeding resulting therefrom in accordance with the terms of this Section 8.5, the Indemnified Party may defend against such Damage or Legal Proceeding in such manner as it reasonably deems appropriate.

(c) The parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Person, or its respective Affiliates, shall be personally liable for any Damages under this Agreement, except as specifically agreed to by said individual representative or as set forth in this Agreement.

(d) All payments pursuant to a claim for indemnification to be paid by an Indemnifying Party to an Indemnified Party hereunder shall be made (subject to the terms of the immediately following sentence, in each case, by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party) (i) in the event such claim is not disputed, by the earlier of (A) 10 days after the Indemnifying Party’s written acknowledgement of its obligation to indemnify the Indemnified Party hereunder, provided that the written notice from the Indemnified Party stated the amount due for such claim, and (B) within 10 days after the Indemnifying Party’s timely delivery of an Acceptance Notice, and (ii) in the event the claim is disputed by the Indemnifying Party (by not timely delivering an Acceptance Notice), and such dispute remains unresolved after the period of good faith negotiations required by Section 8.5(a), payment shall be made no later than 10 days after the amount of the claim is finally determined pursuant to the terms hereof or any such dispute is finally resolved by such parties or a court of competent jurisdiction.

(e) The Buyer Indemnified Parties shall be entitled to seek payment or other satisfaction of any Damages for indemnification claims pursuant to Sections 8.1(a) - 8.1(g) (and subject to the other limitations set forth in this Article VIII) directly from Seller in immediately available funds. Alternatively, to the extent the Buyer Indemnified Parties’ right to indemnification for claims pursuant to Sections 8.1(a) - 8.1(g) has been finally determined pursuant to this Article VIII, the Buyer Indemnified Parties, at their election and in their sole discretion, may elect to have Seller’s obligations satisfied by set-off against payment otherwise due and payable under Section 2.6. The exercise of such set-off by any Buyer Indemnified Party shall not constitute a breach of or event of default under this Agreement or any other Contract relating to any amount against which the set-off rights are applied.

(f) All indemnification payments under this Article VIII will be deemed adjustments to the Transaction Consideration, unless otherwise required by Law.

8.6 Effect of Insurance. With respect to each indemnification obligation contained in this Article VIII, all Damages shall be determined net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered by the Indemnified Party (which proceeds shall be reduced by (a) all out-of-pocket costs and expenses incurred by the Indemnified Party in recovering such proceeds, (b) all Taxes related thereto and (c) in the case of third-party insurance proceeds, all applicable deductibles or retentions or the present value of any reasonably probable increases in insurance premiums paid or to be paid by the Indemnified Party resulting therefrom).

8.7 Mitigation of Damages. Any Indemnified Party seeking indemnification under this Article VIII shall use commercially reasonable efforts to mitigate any Damages to the extent required by applicable Law. For the sake of clarity, nothing in this Agreement, including Section 8.6 and this Section 8.7, shall require any Indemnified Party to (a) sue, threaten to sue or pursue any formal legal action against any Person prior to seeking any recovery under this Agreement or (b) seek any recovery from any customer or supplier of Buyer, the Company or any of their respective Affiliates.

8.8 Effect of Investigation. Each party’s right to indemnification under this Article VIII is not adversely affected by whether or not the possibility of any Damages was disclosed to any other party on or prior to the Closing or whether or not any other party could have reasonably foreseen the possibility of the Indemnified Party, as the case may be, incurring such Damages. The representations and warranties (and the right to recover for breaches thereof) of the parties shall not be affected by any investigation made by or on behalf of any other party (including by any of such party’s representatives) or by reason of the fact that any other party or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate.

8.9 Exclusive Remedy. Except (a) as set forth in Section 11.2; (b) in the case of any fraud or intentional misrepresentation committed by or on behalf of the Company, Seller or any of their respective Affiliates, officers, directors, partners, managers, equityholders, agents or employees and (c) for the determination of Final Closing Consideration in accordance with Section 2.5, the parties acknowledge and agree that the indemnification under this Article VIII shall be the exclusive post-Closing remedies available to the Buyer Indemnified Parties for any claim arising under this Agreement. In the case of claims for Damages based on fraud or intentional misrepresentation committed by or on behalf of the Company, Seller or any of their respective Affiliates, officers, directors, partners, managers, equityholders, agents or employees, the liability of Seller shall be uncapped and shall not be limited in any way by this Article VIII and Buyer may proceed against Seller for any such claims regardless of whether Seller participated in, or had knowledge of, such fraud or intentional misrepresentation. For the sake of clarity, nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any specific performance, injunctive relief or any other equitable remedies to which such Person shall be entitled under this Agreement (including the rights of each party to seek specific performance pursuant to Section 11.2), any other Transaction Document or applicable Law. For the avoidance of doubt, this Section 8.9 shall not limit the rights of the parties if the Closing does not occur for any reason.

Article IX
OTHER COVENANTS

The parties agree as follows:

9.1 General. In case at any time after the Closing any further action is necessary to give effect to the Transactions and carry out the intent and purposes of this Agreement, each of the parties will furnish such further information and take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request (to the extent consistent with this Agreement), all at the sole cost and expense of the requesting party. For the avoidance of doubt, Seller shall, and shall cause its Affiliates to, execute and deliver to Buyer, in form and substance reasonably satisfactory to Buyer, all instruments of assignment as are necessary to transfer to Buyer ownership or possession of all assets, rights and properties that were purported to be owned or possessed by the Company and that are necessary for the Company to continue to conduct the Business after the Closing in the same manner as conducted prior to the Closing.

9.2 Directors’ and Officers’ Indemnification.

(a) For a period of 6 years after the Closing Date, Seller shall maintain directors’ and officers’ liability insurance that covers each Person who is a director or officer of the Company as of the date hereof (each an “Indemnified Director/Officer”).

(b) The obligations of Buyer and the Company under this Section 9.2 shall survive until the 6th anniversary of the Closing Date and shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Director/Officer to whom this Section 9.2 applies without the consent of such affected Indemnified Director/Officer (it being expressly agreed that the Indemnified Directors/Officers to whom this Section 9.2 applies shall be third party beneficiaries of this Section 9.2, each of whom may enforce the provisions of this Section 9.2).

(c) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Director/Officer is entitled, whether pursuant to applicable Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 9.2 is not prior to, or in substitution for, any such claims under any such policies.

(d) Notwithstanding anything contained herein to the contrary, the Company’s obligations under this Section 9.2 shall not apply to any claim for a set of facts or events that is also the basis for a claim for indemnification made by any Buyer Indemnified Party pursuant to Article VIII.

9.3 Tax Matters.

(a) Tax Returns. For all taxable periods of the Company ending on or before the Closing Date, Seller shall cause the Company to join in the filing of a consolidated, combined, or unitary income Tax Return with respect to the Affiliated Group of which Seller is the common parent and, in jurisdictions requiring separate reporting from Seller or the Affiliated Group of which Seller is the common parent, to file separate Company state and local income Tax Returns. All such Tax Returns shall be prepared and filed by Seller in a manner consistent with prior practice, except as required by applicable Law. Buyer shall prepare and timely file (or cause to be prepared and timely filed) (A) all non-income Tax Returns of the Company for any tax period ending on or prior to the Closing Date and (B) all Tax Returns of the Company for any Straddle Period. All such Tax Returns shall be prepared in a manner consistent with prior practice, except as required by applicable Law. The preparing party shall provide a draft of any such Tax Return (other than any Tax Return filed with to the Affiliated Group of which Seller is the common parent) at least 15 days before the due date for filing of any such Tax Returns for the non-preparing party’s review and comment and shall not file any such Tax Return without the approval of the non-preparing party (such approval not to be unreasonably withheld, conditioned, or delayed).

(b) Straddle Period Allocation. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the Closing Date (and for such purpose, the taxable period of any pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Cooperation on Tax Matters. Buyer, Seller and the Company shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes of the Company and any Taxes relating to the assets of the Company. Buyer shall cause the Company to retain in its possession, and shall provide Seller reasonable access on a timely basis to (including the right to make copies of), all books and records and other documents relating to Taxes of the Company in respect of any Tax period (or portion thereof) ending on or prior to the Closing Date for a period of 7 years (or, if longer, 90 days following the expiration of the statute of limitations in respect of the Taxes at issue).

(d) Tax Claims. Notwithstanding any provision hereof to the contrary, (i) Seller shall have the sole and exclusive right to control all Tax audits and other proceedings pertaining solely to Group Taxes (if any) with respect to the Company. Buyer and Seller shall promptly notify each other in writing upon receipt of notice of any pending or threatened Tax audit or other proceeding which could reasonably be expected to relate to Taxes for a taxable period (or portion thereof) ending on or prior to the Closing Date. Seller shall control, at its sole cost and expense, any such Tax proceedings that relate to solely to taxable periods ending on or prior to the Closing Date, including the settlement or other disposition thereof, and Buyer shall control any other Tax proceedings that relate to Pre-Closing Taxes, including the settlement or other disposition thereof. With respect to any such Tax proceeding, (i) the non-controlling party shall have the right to participate in any such Tax proceeding at its own expense and to engage counsel of its choosing, (ii) the controlling party shall incorporate any reasonable comments of the non-controlling party with respect to the conduct of such Tax proceedings, (iii) the controlling party shall keep the non-controlling party reasonably informed of the status of such matter (including providing the non-controlling party with copies of all written correspondence with a taxing authority regarding such matter) and (iv) the controlling party shall not settle or compromise any such Tax proceeding without the prior consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event of any conflict between Section 8.4 and this Section 9.3(d), this Section 9.3(d) shall control.

(e) Tax Sharing Agreements. All Tax allocation, sharing, reimbursement and similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Buyer and the Company shall not be bound thereby or have any liability thereunder.

(f) Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be paid by the Seller. Buyer or Seller, as required by applicable Law, shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, subject to the non-preparing party’s review and consent, which consent shall not be unreasonably withheld, and if required by applicable Law, such other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.4 Preservation of Records; Financial Information.

(a) Within 10 Business Days following the Closing, Seller shall, and shall cause its Affiliates, to deliver to Buyer copies of all books, accounts and records of the Company, whether written, electronically stored or otherwise recorded, in the possession or control of Seller or any of its Affiliates.

(b) To the extent required to comply with the Securities Act, the Securities Exchange Act of 1934, as amended, or any corresponding foreign securities rules or laws and any obligation of Buyer thereunder to prepare and include audited financial statements with respect to the Business, Seller shall, following the Closing (i) use commercially reasonable efforts to provide Buyer with the financial statements and other information and documents pertaining to the Business that Buyer reasonably determines to include in its filings in accordance with applicable securities laws and (ii) use commercially reasonable efforts to cause its independent certified public accountant to promptly deliver such information and provide access to files and work papers in connection therewith as Buyer may reasonably request.

(c) Buyer shall, and shall cause the Company to, preserve and keep the records held by them relating to the respective businesses of the Company for a period of 7 years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) available, at reasonable times and upon reasonable advance notice, to Seller as may be reasonably required by Seller, at Seller’s own cost and expense, in connection with any insurance claims by, Legal Proceeding or Tax audits against, governmental investigations of, or compliance with legal requirements by, Seller or any of its Affiliates; provided, that any such access and copying shall be conducted by Seller in a manner so as to not unreasonably interfere with the normal business operations of Seller and the Company; provided, further, that no such access or copying shall be permitted hereunder to the extent that it would require Buyer or the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which such party is bound.

9.5 Resale Registration Statement.

(a) Buyer, with the cooperation of Seller, shall use its reasonable best efforts to register the resale by Seller any Buyer Shares issued to Seller pursuant to this Agreement (the “Registrable Securities”) on a registration statement on Form F-3 or such other appropriate form permitting the registration of all Registrable Securities for resale (each, a “Registration Statement”) within 90 days of the issuance of such Buyer Shares, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the SEC has notified Buyer that it will not review, or has completed its review, of the applicable Registration Statement, and to keep each such Registration Statement effective until there are no longer any Registrable Securities hereunder. Buyer, with the cooperation of Seller, shall file an initial Registration Statement no later than 15 days following the Closing Date.

(b) Notwithstanding anything to the contrary contained herein, Buyer may, upon written notice to Seller, suspend the use of any Registration Statement, including any prospectus that forms a part of such Registration Statement, if (i) the SEC or any other federal or state Governmental Authority has issued a stop order suspending the effectiveness of such Registration Statement or initiated any proceedings for that purpose, (ii) Buyer receives notice with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation of any proceedings for that purpose, and (iii) any event or passage of time occurs that makes the financial statements included in such Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or the related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, the related prospectus or other documents so that, in the case of a Registration Statement or the related prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) any pending corporate development with respect to Buyer occurs or exists that Buyer believes may be material and that, in the determination of Buyer, makes it not in the best interest of Buyer to allow continued availability of a Registration Statement or the related prospectus; provided, however, in no event shall Seller be suspended from selling the Registrable Securities pursuant to a Registration Statement under foregoing (iii) or (iv) for a period that exceeds 90 consecutive trading days or an aggregate of 120 trading days (which need not be consecutive) in any given three hundred sixty (360)-day period. Upon disclosure of such information or the termination of the condition described above, Buyer shall provide prompt notice to Seller, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby.

(c) Buyer and Seller agree that, while Buyer or Seller is in possession of material non-public information regarding Buyer, none of Buyer, Seller nor any of their respective Affiliates will be permitted to engage in any transactions in or relating to the Common Stock.

(d) For purposes of this Section 9.5, a Buyer Share shall cease to be a Registrable Security upon the earliest to occur of the following: (i) a Registration Statement registering such share under the Securities Act has been declared or becomes effective and such share has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Registration Statement, (ii) such share is sold pursuant to Rule 144 under circumstances in which any legend borne by such share relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by Buyer, or (iii) the first date such share is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without the holder complying with any method of sale requirements or notice requirements under Rule 144.

9.6 Confidentiality and Publicity.

(a) The parties acknowledge that Buyer and Seller have previously executed that certain Mutual Confidential Disclosure Agreement, effective as of June 25, 2025 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. The parties further acknowledge and agree that, (i) for the sake of clarity, the Confidentiality Agreement is governed by Delaware law in accordance with its terms and (ii) from and after the Effective Date, all “Prior Consent Information” (as defined in the Confidentiality Agreement) shared by Buyer or its Affiliates after the Effective Date shall be deemed to be Confidential Information. Subject to the terms of Section 9.6(b), at no time from and after the date hereof shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about any other party hereto to any other Person without the prior written consent of the other party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to (x) its representatives and Affiliates (each of whom is subject to a similar obligation of confidentiality), (y) any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of The Nasdaq Stock Market LLC, or (z) as either Seller or Buyer shall reasonably determine is necessary to be disclosed in such party’s filings with the SEC, including financial statements contained therein; provided, that the above confidentiality undertaking of a party shall not apply to information that becomes public through public disclosure by Buyer following the Closing. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, any party shall be permitted to disclose information as required by applicable Law or to employees, advisors or consultants of such party, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 9.6(a) or (B) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on such party under this Section 9.6(a).

(b) None of Seller, the Company, Buyer nor any of their respective Affiliates or representatives shall issue or cause to be issued any press release or other public communications relating to the terms of this Agreement or the Transactions or use Buyer’s, Seller’s, or either of their respective Affiliates’ name or refer to Seller, Buyer, or any of their respective Affiliates directly or indirectly in connection with either Seller’s or Buyer’s relationship with the Company, in connection with the Transaction Documents or the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print or other media, including social media, whether or not in response to an inquiry, without the prior written approval of Buyer or Seller, as applicable, unless and solely to the extent required by applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure), solely to the extent expressly permitted by the terms of this Agreement and solely to the extent as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement (after prior written notice has been provided to Buyer). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, (i) Buyer and its Affiliates may make such public communications regarding this Agreement or the Transactions as they may determine is reasonably appropriate, and (ii) Seller and its Affiliates may make such public communications regarding this Agreement or the Transactions as they may determine is reasonably appropriate.

9.7 Selling Restrictions.

(a) Seller agrees that, without the prior written consent of Buyer (which consent may be withheld in its sole discretion), neither Seller nor any of its Affiliates will, during the period beginning on the Effective Date and ending on the date that is 90 days from the Closing Date, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, any Buyer Shares or any securities convertible into or exercisable or exchangeable for Buyer Shares, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Buyer Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Buyer Shares or such other securities, in cash or otherwise, or (3) publicly announce an intention to effect any transaction specified in clauses (1) or (2) above.

(b) Seller agrees that, without the prior written consent of Buyer (which consent may be withheld in its sole discretion), neither Seller nor any of its Affiliates will sell into any public market or exchange a number of Buyer Shares acquired pursuant to this Agreement that exceeds 25% of the average daily trading volume of Buyer Shares on the primary exchange on which the Buyer Shares are traded during the five consecutive day trading period ending on the Business Day immediately preceding the date of such sale.

Article X
TERMINATION

10.1 Termination of Agreement. Subject to Section 11.2, this Agreement may be terminated at any time prior to the Closing only as follows:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer or Seller may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before 5:00 p.m. Pacific time on May 5, 2026 (the “Outside Date”);

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if (i) the Company or Seller shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within 10 Business Days after receipt by the Company or Seller, as applicable, of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), or (ii) there shall have been a Material Adverse Effect with respect to the Company; provided, however, that the right to terminate this Agreement under clause (i) of this Section 10.1(c) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement;

(d) Seller may terminate this Agreement by giving written notice to Buyer if Buyer shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within 10 Business Days after receipt by Buyer of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Seller if Seller or the Company is at that time in material breach of this Agreement; or

(e) Buyer or Seller may terminate this Agreement by giving written notice to the other party if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions and such Order or other action shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to and in accordance with Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Buyer, Seller, the Company or their respective officers, directors, equityholders or Affiliates; provided, that (a) Section 9.6, this Section 10.2, Article XI and any related definition provisions in this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with (i) any intentional or willful breach of this Agreement prior to the date of such termination or (ii) fraud.

Article XI
MISCELLANEOUS

11.1 Expenses. Except as otherwise expressly provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Closing occurs.

11.2 Remedies.

(a) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or the Company, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Seller and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b) Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each party hereto under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 11.2, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 11.2 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.2 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.2 or anything set forth in this Section 11.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.3 No Third-Party Beneficiaries. Except as set forth in Article VIII and Section 9.2, this Agreement shall not confer any rights or remedies upon any Person other than the parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and permitted assigns.

11.4 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. Neither Buyer nor (following Closing) the Company may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval Seller, provided, that Buyer may, without the prior written approval of Seller, assign in in whole or in part its rights to any payment under this Agreement (and not obligations pursuant to this Agreement) to any lender to Buyer or any of such lender’s Affiliates as security for obligations to such lender. Neither Seller nor (prior to Closing) the Company may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer.

11.6 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense.

11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

MDxHealth SA

15279 Alton Parkway, Suite 100

Irvine, CA 92618

Attn: Joe Sollee, EVP of Corporate Development and General Counsel

Email: [***]

with a simultaneous copy (which shall not constitute notice) to:

K&L Gates LLP

300 South Tryon Street, 10th Floor

Charlotte, NC 28202

Attention: Mark R. Busch; John E. Blair, Jr.

Email: [***]

(b) if to the Company prior to the Closing or Seller, to:

Bio-Techne Corporation
614 McKinley Place N.E.
Minneapolis, MN 55413
Attention: Shane Bohnen, Senior Vice President, General Counsel and Secretary
Email: [***]

with a simultaneous copy (which shall not constitute notice) to:

Fredrikson & Byron, PA
60 South Sixth Street
Suite 1500
Minneapolis, MN 55402

Attention: Ryan Brauer; Andrew Nick

Email: [***]

Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or sent by facsimile transmission or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no facsimile or email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) The parties hereto agree that any Legal Proceeding arising out of, relating to or in connection with this Agreement, the exhibits and schedules hereto, any other Transaction Document, any Transaction, any breach hereof or thereof, or any matters contemplated hereby or thereby (each, a “Covered Claim”) shall be brought and determined exclusively in the Delaware Court of Chancery located in Delaware, provided that if the Delaware Court of Chancery does not have jurisdiction, any such legal proceeding will be brought exclusively in the United States District Court for the District of Delaware or the Superior Court of the State of Delaware (Complex Commercial Litigation Division) (the “Chosen Court”). Each of the parties expressly agrees and acknowledges that the each of the Chosen Courts is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party further represents that it has agreed to the jurisdiction of the Chosen Courts, in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

(c) Each of the parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chosen Courts in respect of Covered Claims. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.8 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(d) THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS SECTION 8.9 IS INTENDED TO COMPLY WITH 6 DEL. C. SECTION 2708, AND EACH PARTY HEREBY AGREES THAT (X) THIS AGREEMENT AND THE TRANSACTIONS INVOLVE AT LEAST $100,000 AND (Y) THIS AGREEMENT AND THE TRANSACTIONS HAVE BEEN ENTERED INTO BY THE PARTIES IN EXPRESS RELIANCE ON 6 DEL. C. SECTION 2708. NOTHING IN THIS SECTION 11.9(d) WILL PROHIBIT ANY PARTY FROM SEEKING OR OBTAINING ORDERS FOR CONSERVATORY OR INTERIM RELIEF FROM ANY COURT OF COMPETENT JURISDICTION.

11.10 Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment, including Buyer and Seller. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

11.12 Disclosure Schedule. The Disclosure Schedule is arranged in sections and subsections corresponding to the sections and subsections contained in Article III and Article IV and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Disclosure Schedule shall be deemed to be included in another section of the Disclosure Schedule solely to the extent the relevance of such disclosure to such other section is reasonably apparent from the information provided therein. Certain information set forth in the Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. Except to the extent expressly set forth herein, the inclusion of any information in any section of the Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item to any third party, nor shall it establish a standard of materiality for any purpose.

11.13 Release. Effective immediately at the Closing, Seller, in its capacity as a direct equityholder of the Company, on behalf of itself and the other Seller Releasors, hereby forever releases, acquits and discharges, to the fullest extent permitted by applicable Law, the Company from and against any and all Damages of every kind, nature and description whatsoever, whether a known or unknown Liability, legal or equitable in nature, which the Seller Releasors ever had, now have or may in the future have on or by reason of any fact, event, occurrence, matter, cause or thing whatsoever arising prior to the Closing and agree not to assert any claim against the Company, or any Buyer Indemnified Party as a result of any act or omission of the Company; provided, that (a) nothing contained in this Section 11.13 shall release the Company or any of its Affiliates from their respective obligations and liabilities under this Agreement or any other Transaction Document or constitute a waiver of any claims that Seller may bring or have for indemnification from Buyer under this Agreement, and (b) this release shall only relate to those claims arising from conduct occurring on or before the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement as of the date first written above.

Buyer:

MDxHealth SA

By:	/s/ Michael K. McGarrity
Name:	Michael K. McGarrity
Title:	Chief Executive Officer

Company:

EXOSOME DIAGNOSTICS, INC.

By:	/s/ Shane Bohnen
Name:	Shane Bohnen
Title:	Officer

Seller:

BIO-TECHNE CORPORATION

By:	/s/ Kim Kelderman
Name:	Kim Kelderman
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]